    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1999


                                                      REGISTRATION NO. 333-86173

    ----------------------------------------------------------------------------
    ----------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                            ----------------------------


                                  AMENDMENT NO. 4


                                      FORM S-1
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                     SAGE, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3679                            77-0389091
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                       2460 NORTH FIRST STREET, SUITE 100
                            SAN JOSE, CA 95131-1023
                                 (408) 383-5300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CHANDRASHEKAR M. REDDY
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                                   SAGE, INC.
                       2460 NORTH FIRST STREET, SUITE 100
                            SAN JOSE, CA 95131-1023
                                 (408) 383-5300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

            JOHN W. CAMPBELL III, ESQ.                             NORA L. GIBSON, ESQ.
               RUSSELL J. WOOD, ESQ.                              PETER S. BUCKLAND, ESQ.
                E. JOHN PARK, ESQ.                                  ALAN C. WANG, ESQ.
              MORRISON & FOERSTER LLP                         BROBECK PHLEGER & HARRISON, LLP
                 425 MARKET STREET                            ONE MARKET, SPEAR STREET TOWER
           SAN FRANCISCO, CA 94105-2482                           SAN FRANCISCO, CA 94105
                  (415) 268-7000                                      (415) 442-0900

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]
---------------

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1999

                                  [SAGE LOGO]

                                3,000,000 SHARES

                                  COMMON STOCK

     Sage, Inc. is offering 3,000,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "SAGI."

     We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                           -------------------------

                                                              PER SHARE        TOTAL
                                                              ---------      ---------
Public Offering Price.......................................    $            $
Underwriting Discounts and Commissions......................    $            $
Proceeds to Sage, Inc.......................................    $            $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Sage has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of its common stock to cover over-allotments.

                           -------------------------

ROBERTSON STEPHENS
                             PRUDENTIAL SECURITIES
                                                         NEEDHAM & COMPANY, INC.

              The date of this prospectus is              , 1999.

Front Cover Spread

1.   Text:

     "Display Processing Technologies"

     "Image Processing"

     "Flat Panel Displays (FPD) and Digital CRTs have a fixed resolution (resolution). However, these displays receive input resolutions that are not specific - in fact, they vary greatly. Sage has the technology to convert these various types of input resolutions to an optimal resolution for each particular display, while maintaining clear, crisp images."

2. Picture of the incoming resolution for a "800 x 600 pixels or phosphorescent dots" display and picture of the converted resolution on an XGA Monitor for a 1024 x 768 pixels display "Without Sage" processing and "With Sage" processing.

3. Picture of the incoming resolution for a "1280 x 1024 pixels" display and picture of the converted resolution on an XGA Monitor "1024 x 768 pixels" display "Without Sage" processing and "With Sage" processing.

4.   Text:

     "SmartSet(TM)"

     "Image is often misplaced and distorted due to incompatibilities with Graphics Controller timing signals from PC"

     "Image is automatically adjusted to optimize position and all artifacts/distortion eliminated"

5. Picture of an XGA Monitor for a "1024 x 768 pixels" display "Without Sage" processing and "With Sage" processing.

6.   Text:

     "Video Processing"

     "Whether viewing a movie or watching TV, the ability to see a crisp, clean, high-resolution picture is becoming increasingly important. Sage's video processing technologies dramatically improve video image quality, thus enhancing viewer experience, through advanced proprietary algorithims."

7.   Picture of "Decode" image.

8.   Text:

     "We DECODE by carefully isolating the key elements of the video signal. The color content is separated from the luminance or brightness. Our time-base correction removes picture jitter, which is typical with VCR type sources."

9.   Picture of "De Interlace" image.

10.  Text:

     "We DE-INTERLACE through a complex, motion sensitive process of combining information from even and odd frames and interpolating to 'fill in the blanks.' Our intelligent line doubling removes both the scan lines and motion artifacts found in most television displays."

11.  Picture of "Enhance" image.

12.  Text:

     "We ENHANCE by analyzing the picture details. Edges are sharpened, small details are increased, and color transitions are enhanced. This improves the clarity of the picture and adds vibrancy and depth."

          Description of Inside Front Cover

1.   Sage logo graphic

2.   Text:

     "High Performance Display Processing Solutions."

     "Bridging the World. . .to Displays."

3. Graphic presentation showing input/sources (TV Antenna, Personal Computer, VCR/DVD, Coax Cable, Terrestrial Digital Broadcasting and Satellite) and output/applications (Flat Panel Monitor, Digital CRT Monitor, All-in-One PC, Large Screen Projection TV, Plasma Display and Projector).


Description of Inside Back Cover

1.   Text:

     "Electronic Information Displays"

     "Enabled by Sage, Inc."

     "Today's PC/IV conversion resulted in the rapidly growing demand for video enabled monitors. Sage, Inc. provides interface solutions for image improved Digital CRT monitors and for space, weight and power saving Flat Panel monitors, each having a distinct area of applications."

2.   Graphic presentations showing Flat Panel display advantages.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

     UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Note Regarding Forward-Looking Statements...................   15
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Consolidated Financial Data........................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   29
Management..................................................   40
Certain Transactions........................................   47
Principal Stockholders......................................   49
Description of Capital Stock................................   51
Shares Eligible for Future Sale.............................   53
Underwriting................................................   55
Legal Matters...............................................   57
Experts.....................................................   57
Where You Can Find Additional Information...................   57
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     We own or have rights to trademarks that we use in conjunction with the sale of our products. Sage, SmartSet, AutoSet, SureSync, Cheetah2, Cheetah3 and Cheetah4 are trademarks that are owned by us. This prospectus also makes reference to trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before buying shares in the offering. You should read the following summary together with the more detailed information and consolidated financial statements, and the notes to those consolidated financial statements, appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                  OUR BUSINESS

     Sage, Inc. designs, develops and markets high performance display processors used in digital displays. Our integrated semiconductor solutions are compatible with existing personal computers and display monitors, and emerging display devices, including flat panel monitors, flat panel televisions, projection devices, digital cathode ray vacuum tube displays, Internet appliances and touch-screen displays used in retail and industrial settings. Digital displays have substantial advantages over traditional analog displays. Digital displays offer a more compact form factor, generate less heat, consume less power and produce less radiation. All displays require that incoming display signals be processed in order to display images, and there are more than 100 different varieties of display signals in use today. Display manufacturers seek display processing solutions that can function effectively with the large number of existing and emerging analog and digital signals, ensure the compatibility of new displays with the large installed base of personal computers, or PCs, and provide consumers with plug and play capability.

     We offer a family of state-of-the-art digital display processors that provide highly integrated analog-to-digital conversion, signal reformatting and color processing capabilities. We design and sell circuit boards that are built around our semiconductors as turnkey display processing solutions for specific display applications. Our solutions are designed with a common architecture, configurable software and modular components that can be easily and rapidly incorporated into digital display devices. We sell our processing solutions to leading display manufacturers, including Fujitsu, Ltd. and its subcontractors and NEC Corporation. Of our total revenues for the six months ended September 30, 1999, Fujitsu and its subcontractors represented 3.6%, and NEC represented 29.3%.

     We were the first company to introduce a fully effective automatic display adjustment feature and the first to integrate mode detection, reformatting, color depth processing and customized on-screen displays onto a single display processor. Our objective is to be the leading provider of display signal processing solutions for display manufacturers by:

     - offering the highest performance semiconductor solutions that are fully compatible with all signal modes and display types;

     - focusing our sales efforts on the leading display manufacturers;

     - emphasizing our strong customer relationships by providing superior on-site engineering support as well as easy-to-use custom design tools;

     - providing display processors that allow our customers to differentiate their products through customized features; and

     - leading the display signal processing industry in technological advances.

                             CORPORATE INFORMATION

     We were formed as a California corporation in May 1994. In May 1999, we were reincorporated in Delaware. Our principal executive office is located at 2460 North First Street, Suite 100, San Jose, California 95131-1023, and our telephone number at this address is (408) 383-5300.

                                  THE OFFERING

Common stock offered............................   3,000,000 shares

Common stock to be outstanding after this
offering........................................   9,805,795 shares

Use of proceeds.................................   We intend to use the offering
                                                   proceeds for working capital
                                                   and general corporate
                                                   purposes.

Proposed Nasdaq National Market symbol..........   SAGI
-------------------------

     The common stock outstanding after the offering is based on the number of shares outstanding as of September 30, 1999 and excludes:

     - 1,016,095 shares subject to outstanding options as of September 30, 1999 at a weighted average exercise price of $3.00 per share;

     - 578,782 additional shares available for grant under our 1997 Stock Plan as of September 30, 1999; and

     - 189,659 shares subject to outstanding warrants as of September 30, 1999 at a weighted average exercise price of $4.36 per share.

     Except as otherwise noted, all information in this prospectus:

     - reflects a three-for-one reverse stock split in our common stock, implemented on October 1, 1999;

     - reflects the automatic conversion of our outstanding preferred stock into common stock immediately prior to the closing of this offering; and

     - assumes that the underwriters' over-allotment option will not be exercised.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              SIX MONTHS
                                      YEAR ENDED MARCH 31,                ENDED SEPTEMBER 30,
                          ---------------------------------------------   -------------------
                           1995     1996     1997     1998       1999       1998       1999
                          ------   ------   ------   -------   --------   --------   --------
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Revenues................  $   --   $  251   $1,758   $ 1,495   $  7,132   $ 1,346    $ 7,460
Gross profit (loss).....      --       68      622      (144)     2,218       469      2,923
Loss from operations....     (57)    (383)    (701)   (2,686)    (4,862)   (2,669)    (4,104)
Net loss................  $  (57)  $ (384)  $ (708)  $(2,775)  $ (4,751)  $(2,616)   $(4,021)
                          ======   ======   ======   =======   ========   =======    =======
Net loss per share:
  Basic and diluted.....  $(0.04)  $(0.19)  $(0.32)  $ (1.08)  $  (2.00)  $ (1.07)   $ (1.36)
                          ======   ======   ======   =======   ========   =======    =======
  Pro forma.............                                       $  (0.96)             $ (0.67)
                                                               ========              ========
Shares used in computing
  net loss per share:
  Basic and diluted.....   1,400    1,995    2,246     2,578      2,381     2,444      2,953
  Pro forma.............                                          4,965                5,994

     The pro forma net loss per share is calculated assuming that all outstanding shares of convertible preferred stock are converted into common stock at the beginning of the periods presented, or on the date of issuance of the preferred stock, whichever is later.

                                                               SEPTEMBER 30, 1999
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $4,033      $28,143
Working capital.............................................   3,332       27,442
Total assets................................................   7,563       31,673
Total current liabilities...................................   3,311        3,311
Total stockholders' equity..................................   4,252       28,362

     The consolidated balance sheet data appearing above at September 30, 1999, as adjusted, gives effect to our receipt of the net proceeds from the sale of the shares offered hereby at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

     You should carefully consider the risk factors described below, and all other information contained in this prospectus, before making an investment decision regarding our common stock. The risks and uncertainties described below are not the only ones we face. If any of the events or circumstances described below arise, our business, financial condition or results of operations could be seriously harmed, the value of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us, or that may be currently considered by us to be immaterial, may also impair our business operations.

                        RISKS RELATED TO OUR OPERATIONS

A SIGNIFICANT AMOUNT OF OUR REVENUES COMES FROM A FEW CUSTOMERS AND ANY DECREASE IN REVENUES FROM THESE FEW CUSTOMERS COULD SIGNIFICANTLY IMPACT OUR TOTAL REVENUES

     We are and will continue for the foreseeable future to be dependent on a limited number of large customers for a substantial portion of our revenues. For the fiscal year ended March 31, 1999, sales of semiconductor products to Lite-On, Inc. accounted for 48.6% of our revenues. For the six months ended September 30, 1999, NEC, a semiconductor customer, and Elo TouchSystems, Inc., a circuit board customer, accounted for 29.3% and 19.9%, respectively, of revenues. As a result of customer concentration any one of the following factors could significantly impact our total revenues:

     - a significant reduction, delay or cancellation of orders from one or more of our key customers; or

     - a decision by one or more significant customers to select products manufactured by a competitor, or its own internally developed solution, for inclusion in future product generations.

     The digital display manufacturing market is highly concentrated among relatively few large manufacturers. We expect our operating results to continue to depend on revenues from a relatively small number of display manufacturers and their suppliers.

OUR RELIANCE ON A LIMITED NUMBER OF LARGE CUSTOMERS REDUCES OUR ABILITY TO NEGOTIATE FAVORABLE PRICING TERMS WITH OUR CUSTOMERS

     The digital display manufacturing market is highly concentrated among relatively few large manufacturers. These manufacturers have significantly greater financial and other resources than we do, therefore we may be unable to negotiate favorable pricing terms with them. Any inability to negotiate favorable pricing terms with our customers could impact our ability to generate positive earnings.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION, AND WE MAY NOT ACHIEVE OR SUSTAIN ANNUAL PROFITABILITY

     We incurred net losses of $4.0 million for the six months ended September 30, 1999, and $708,000, $2.8 million and $4.8 million for each of the respective years ended March 31, 1997, 1998 and 1999, and had an accumulated deficit of $12.7 million as of September 30, 1999. In the future we expect our research and development and our selling, general and administration expenses to increase. Accordingly, we expect to continue to incur additional operating losses for at least the next 12 months. Although we have experienced revenue growth in recent periods, this growth is not necessarily indicative of future operating results, and we cannot assure you that we will be able to sustain the growth in our revenues. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future or at all. This may in turn cause our stock price to decline. In addition, if we do not achieve or sustain profitability in the future, we may be unable to continue our operations. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information on our historical results of operations.

WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND YOUR INVESTMENT

     We commenced operations in January 1995, but we did not generate material revenues from the sale of our semiconductor products until July 1998. Thus, we have a limited operating history upon which to evaluate our current business and prospects. Due to our limited history, it is difficult or impossible for us to predict our future results of operations with any degree of accuracy. For example, we cannot accurately forecast expenses based on our projections of future revenues. Most of our expenses are relatively fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than our projections. In addition, because substantially all of our present customers order on a purchase order basis rather than long-term purchase commitments, we have only a limited ability to project future revenues. Therefore, net losses in a given quarter may be greater than expected. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early stage companies in technology markets. Many of these risks are discussed elsewhere in this section. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information on our historical results of operations.

FLUCTUATIONS IN OUR OPERATING RESULTS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK

     Our quarterly operating results have fluctuated significantly in the past and we expect our results to fluctuate significantly in the future based on a number of factors. Some of these factors arise from decisions we have made with respect to the timing and magnitude of expenditures and our ability to control our revenues. Our operating expenses, which include research and development expenses and selling, general and administration expenses, are relatively fixed over the short-term. If our revenues are lower than we expect because we sell fewer display processors, because we delay the release or the announcement of new products or for other reasons, we may not be able to quickly reduce our spending in response. In addition, our revenues could fall short of our expectations if we experience delays or cancellations of even a small number of orders.

     Certain other factors have, in the past, caused fluctuations in our quarterly operating. These factors are industry risks over which we have no control, including:

     - changes in the available supply of flat panel displays at reasonable prices;

     - changes in our customers' demand for our products;

     - the deferral of customer orders in anticipation of new products or enhancements by us or our competitors; and

     - changes in the available production capacity at the semiconductor fabrication foundries that manufacture our products and changes in the costs of manufacturing.

     - our ability to develop, introduce and market new products in time to meet the product design cycles of our customers;

     There are additional factors that could, but which have not, affected our operating results including:

     - the growth rate of the overall digital display market;

     - incorrect forecasting of future revenues;

     - changes in product mix, product costs or pricing; and

     - general economic conditions and economic conditions specific to the personal computer, display and semiconductor markets.

     Any one or more of these factors are difficult to forecast and could result in fluctuations in our future operating results. Any shortfall in our revenues would have a direct impact on our business. In addition, fluctuations in our quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance. Because our operating results are volatile and difficult to predict, you should not rely on the results of one quarter as an indication of our future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

ANY DELAY IN INTRODUCING NEW PRODUCTS OR ENHANCEMENTS TO EXISTING PRODUCTS COULD REDUCE CUSTOMER ACCEPTANCE OF OUR PRODUCTS AND COULD DECREASE OUR MARKET SHARE OR REVENUES

     Our display manufacturing customers have regular design cycles for their next display models. Our future success will depend to a substantial degree upon our ability to develop and introduce new products and enhancements to our existing products, and to do so on a schedule that makes our products and enhancements available at the time our customers are making purchasing decisions. Our products and product enhancements must incorporate technological changes and innovations to meet evolving customer and industry standards. Although we expect to continue to make significant investments in research and development to enhance our current products and to develop products incorporating new and existing technologies, we cannot assure you that new products or product enhancements will be successfully developed. If developed, we cannot assure you that any new products or product enhancements will be developed in time to capture market opportunities or achieve a significant or sustainable level of acceptance in new and existing markets.

FAILURE TO MANAGE OUR EXPANSION EFFECTIVELY COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR REVENUES AND IMPROVE OUR EARNINGS

     Our ability to successfully offer our products in a rapidly evolving market requires effective planning and management processes. We continue to increase the scope of our operations domestically and internationally and have increased our headcount substantially. Between September 30, 1998 and September 30, 1999, we expanded our headcount by over 45%. In addition, we plan to continue to hire a significant number of employees this year. Our past growth, and our expected future growth, places a significant strain on our management systems and resources including our financial and managerial controls, reporting systems and procedures. In addition, we will need to continue to expand, train and manage our workforce worldwide.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY, AND IF WE ARE UNABLE TO RETAIN OR HIRE ADDITIONAL PERSONNEL, OUR REVENUES AND PRODUCT DEVELOPMENT EFFORTS COULD BE HARMED

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, many of whom would be difficult to replace. We do not have key person life insurance policies covering any of our employees other than Arun Johary, our Vice President of Engineering. We intend to hire a significant number of engineering, sales, marketing and support personnel in the future, and we believe our success depends, in large part, upon our ability to attract and retain our key employees. Competition for these persons is intense, especially in the San Francisco Bay Area, and we may not be able to retain our key personnel or identify, attract or retain other highly qualified personnel in the future. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our revenues and product development efforts could be harmed.

OUR FOREIGN CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS, OUR REVENUES COULD DECREASE AND OUR BUSINESS PROSPECTS COULD DETERIORATE BECAUSE THE MAJORITY OF OUR CUSTOMERS COULD BE LOST AT A SUBSTANTIAL COST TO OUR BUSINESS PROSPECTS AND OUR REVENUES COULD DECLINE

     Sales outside of the U.S. accounted for 69.9% of our revenues in the fiscal year ended March 31, 1999 and accounted for none of our revenues during the fiscal years ended March 31, 1997 and 1998. A substantial portion of our OEM customers are located in Japan, Taiwan and Korea, with aggregate sales from those three countries accounting for 60.2% of our revenues during the fiscal year ended March 31, 1999. We anticipate that sales outside of the U.S. could increase in future periods and may account for an increasing portion of our revenues. In addition, manufacturers who incorporate our processors into their displays sell them outside of the U.S., thereby exposing us indirectly to foreign risks. We are, therefore, subject to many international risks, including:

     - increased transaction costs related to sales transactions conducted outside of the U.S.;

     - difficulties in maintaining sales representatives outside of the U.S. that are knowledgeable of the display processor industry and our display processors products;

     - changes in the regulatory environment in Japan, Korea and Taiwan that may significantly impact purchases of our products by our customers;

     - difficulties in collecting accounts receivable from our customers located in Japan, Korea and Taiwan; and

     - difficulties related to design piracy of display processing technology that may exist outside the U.S.

     To date, sales of our products have been denominated exclusively in U.S. dollars. An increase in the value of the U.S. dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, potentially leading to a reduction in our revenues and profitability.

WE CURRENTLY DEPEND ON A LIMITED NUMBER OF CONTRACT MANUFACTURERS FOR OUR SEMICONDUCTOR AND CIRCUIT BOARD PRODUCTS, AND WE MUST ORDER PRODUCTS FROM THEM BASED ON FORECASTS FROM OUR CUSTOMERS FROM WHICH WE DO NOT HAVE FIRM PURCHASE ORDERS

     We do not own or operate a semiconductor fabrication facility and we do not have the resources to manufacture our products internally. Currently, our Cheetah2 and Cheetah4 chips are being manufactured, assembled and tested by Kawasaki LSI U.S.A., Inc., and our Cheetah3 chips are being manufactured, assembled and tested by Fujitsu Microelectronics Inc. Our circuit board products are manufactured and tested by Topline Electronics, Inc. We do not have a long-term supply contract with any of our contract manufacturers, and they are not obligated to supply us with products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. We try not to maintain substantial inventories of products, but we must often place orders for products two to three months before they are needed and before we have firm purchase orders for those products. None of our products is currently manufactured by more than one supplier, and all of our products are expected to be single-source manufactured for the foreseeable future. There are many risks associated with our dependence on third-party manufacturing, assembling and product testing relationships, including:

     - delays in delivering products in response to purchase orders due to increased demand, disruptions in operations or other factors;

     - lack of control over pricing;

     - reduced quality assurance;

     - reduced manufacturing yields and costs;

     - unavailability or interruption of access to process technologies necessary to manufacture our products; and

     - potential misappropriation of our intellectual property.

     If we are unable to obtain our products from manufacturers on schedule, revenues from the sale of those products may be delayed. If orders for our products are cancelled, revenues will be lost.

IF WE HAVE TO QUALIFY A NEW CONTRACT MANUFACTURER FOR ANY OF OUR PRODUCTS, WE MAY LOSE REVENUES AND DAMAGE OUR CUSTOMER RELATIONSHIPS

     Our display processors require manufacturing with state-of-the-art fabrication equipment and techniques. Because the lead time needed to establish a strategic relationship with a new contract manufacturer is at least three months, and the estimated time for us to adapt a product's design to a particular contract manufacturer's processes is an additional three to four months, there is no readily available alternative source of supply for any specific product. A manufacturing disruption at any of our contract manufacturers would impact the production of our display processors for a substantial period of time, thereby reducing our revenues, and would harm our customer relationships.

SHORTAGES OF MATERIALS INCLUDED IN OUR SEMICONDUCTOR AND CIRCUIT BOARD PRODUCTS MAY INCREASE OUR COSTS OR LIMIT OUR REVENUES AND DELAY OUR ABILITY TO SHIP OUR PRODUCTS ON TIME

     From time to time, shortages of certain materials that are used in our semiconductor and circuit board products may occur. In particular, we may experience shortages of semiconductor wafers, video random access memory and analog-to-digital converters. If materials shortages occur, we may incur additional costs to procure the scarce components or be unable to ship our products to our customers in a timely fashion, all of which could negatively impact our earnings.

BY SUBCONTRACTING SEPARATELY FOR THE PRODUCTION OF WAFERS FOR OUR NEXT GENERATION PROCESSORS, WE ARE ASSUMING RISKS THAT WE DO NOT CURRENTLY FACE

     Currently, we purchase packaged, assembled and tested semiconductor products from contract manufacturers. We expect that we will assume greater responsibility for this process for our next generation of products by subcontracting separately for the production of wafers and for their assembly and testing. If we do so, we will become more responsible for losses arising from wafer manufacturing yields and for coordination of the manufacturing, assembly and testing process. Poor yields, or our failure to implement this approach to manufacturing properly, would reduce our revenues and harm our gross margin and results of operations.

FAILURE TO MAINTAIN OUR LICENSE WITH FAROUDJA COULD MATERIALLY HARM OUR BUSINESS BY DELAYING OR PREVENTING NEW PRODUCT INTRODUCTIONS

     We hold a license to develop semiconductors based on technology owned by Faroudja under a joint license and development agreement with Faroudja. Under the terms of the agreement, we may produce a family of video display processors incorporating Faroudja technologies that are intended to expand our semiconductor technology into emerging television and monitor markets. Under the terms of license agreement, we are required to provide Faroudja with certain favorable pricing terms in connection with Faroudja's purchase of products developed by us incorporating their technology. Faroudja is restricted for a limited time to license to others the technology it has licensed to us. During the term of the agreement, we are prohibited from developing, for use in products licensed, sold or distributed by us to third parties or for use in products licensed, sold or distributed through a private label, any circuit board video display processor that incorporates a licensed chip and is intended to be used as a standalone video display processor similar to certain Faroudja products. We are also required to pay royalties to Faroudja on sales of our semiconductors incorporating their technology. Faroudja may terminate the agreement if we fail to perform or violate the terms of the agreement and fail to cure such violation within 30 days of Faroudja's written notice thereof. Failure to maintain our license with Faroudja could delay or prevent the introduction of new products which could limit our ability to compete for new business and negatively impact our revenues. Even if we could identify and license or develop non-infringing equivalent technology, which is far from certain, the cost and delays from such a changeover in our base technology would likely cause material harm to our business.

PORTIONS OF OUR RESEARCH AND DEVELOPMENT EFFORTS ARE PERFORMED IN INDIA, AND RISKS RELATED TO THOSE OPERATIONS COULD HARM OUR RESEARCH AND DEVELOPMENT CAPABILITIES AND NEGATIVELY IMPACT OUR PRODUCT SALES

     Any risks related to the political or economic conditions in India and the surrounding region, including risks relating to India's national security situation or labor market conditions, may adversely impact our ability to take advantage of our operations in India. In addition, circumstances beyond our control at our facilities, related to operating in a developing country, such as unreliable power supplies, may have a material adverse effect on our research and development capabilities. We cannot assure you that restrictive laws or policies on either the part of India or the United States will not constrain our ability to effectively operate in both countries. If we are required to relocate our India facilities, we cannot assure you that a relocation will not disrupt our business.

BECAUSE OUR DISPLAY PROCESSORS ARE COMPLEX, THEY MAY HAVE ERRORS OR DEFECTS THAT ARE FOUND ONLY AFTER THE PROCESSORS HAVE BEEN INCORPORATED INTO OUR CUSTOMERS' PRODUCTS, WHICH COULD RESULT IN WARRANTY CLAIMS AND A REDUCTION IN REVENUES

     Our display processors are complex products and are designed to be incorporated into digital display devices, which are themselves complex. Although we thoroughly test our products, design and manufacturing defects may not be discovered during the manufacturing and testing process and only be discovered when the finished display products are connected to a signal source. Consequently, our customers may discover errors or defects in our hardware or software after large quantities of our products have been fully incorporated into their digital display devices. To date, however, our customers have not, to our knowledge, discovered errors or defects in our products, although a small number of customers have returned products because the product design did not meet those customers' needs. If our customers were to discover errors or defects that may be identified after a display device is connected to a signal source, we could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - increased warranty costs;

     - legal actions by our customers; and

     - increased insurance costs.

In addition, in the event of a significant number of product returns due to a defect or recall of our products, our revenues, gross margin and name brand could be significantly harmed.

IF MONITORS INCORPORATING OUR SOLUTIONS ARE NOT COMPATIBLE WITH PCS AND OTHER DEVICES FOR WHICH THEY ARE MARKETED, THE MARKET FOR OUR PRODUCTS WILL BE REDUCED AND OUR BUSINESS PROSPECTS COULD BE SIGNIFICANTLY LIMITED

     Our products are incorporated into our customers' display monitors which have different parts and specifications and utilize multiple protocols that allow them to be compatible with specific PCs and other devices. If our customers' products are not compatible with the PCs and other devices for which they have been marketed and sold, consumers will return those monitors, or consumers will not purchase those monitors, and the market for our customers' products could be significantly reduced. As a result, a portion of our market would be eliminated, and our business would be harmed.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD HARM OUR COMPETITIVE POSITION BY ALLOWING OUR COMPETITORS TO ACCESS OUR PROPRIETARY TECHNOLOGY AND TO INTRODUCE SIMILAR DISPLAY PROCESSOR PRODUCTS

     Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology. We have four pending patent applications filed with the U.S. Patent and Trademark Office for protection of certain of our significant technologies, but we cannot assure you that the degree of protection offered by these patents will be sufficient or that any of our pending patents will be issued. In addition, competitors in both the U.S. and foreign countries, many of which have substantially greater resources, may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products.

     We may from time to time receive notifications of claims that we may be infringing patents or intellectual property rights owned by third parties. While there is currently no intellectual property rights litigation pending against us, litigation could result in significant expenses to us and could reduce sales of our products. Any litigation could also divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In addition, we may not be able to develop, license or acquire non-infringing technology under reasonable terms. These developments could result in an inability to compete for customers or could adversely affect our ability to increase our earnings. See "Business -- Intellectual Property."

ALTHOUGH WE ARE NOT PRIMARILY A SUPPLIER OF SOFTWARE, OUR SUPPLIERS COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES WHICH COULD DISRUPT OUR ABILITY TO DELIVER PRODUCTS TO OUR CUSTOMERS

     The year 2000 problem is the potential for system and processing failure of date-related data as a result of computer-controlled systems that use two digits rather than four to define a year in the date field. Many computer hardware systems and software applications could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond. Although we are not primarily a supplier of software, we outsource all of our semiconductor manufacturing to third party suppliers and, to the extent such manufacturers may be affected by the year 2000 problem, our supply of semiconductors could be delayed or eliminated. Any disruption in the supply of semiconductors related to the year 2000 problem could directly affect our sales and reduce our results of operations. We are currently seeking assurances from our suppliers that their manufacturing of our semiconductors will be unaffected by the year 2000 problem but have not received such assurances to date. We expect to receive such assurances by December 1999, and, in the event certain manufacturers fail to provide assurances, we plan to work with each such manufacturer on an individual basis. The year 2000 problem could also affect our internal systems, including our information technology systems. We have initiated an assessment of our material internal information technology systems, which we expect to have completed by December 1999. We are currently developing contingency plans to address those year 2000 issues that may pose a significant risk to our ongoing operations. For additional information concerning the year 2000 risk and our assessment of its impact on our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

                RISKS RELATED TO THE DISPLAY PROCESSING INDUSTRY

FAILURE OF CONSUMER DEMAND FOR FLAT PANEL DISPLAYS AND OTHER DISPLAY TECHNOLOGIES TO INCREASE AS WE EXPECT COULD IMPEDE OUR GROWTH PROSPECTS

     Our product development strategies anticipate that consumer demand for flat panel displays and other emerging display products will increase in the future. The success of our products is dependent on increased demand for these products, which are at early stages of development. The potential size of the flat panel display market and the timing of its development are uncertain and will depend upon a number of factors, all of which are beyond our control.

THERE IS CURRENTLY AN UNDERSUPPLY OF FLAT PANELS, AND IF THE MANUFACTURING CAPACITY OF FLAT PANELS DOES NOT INCREASE, OUR MARKET GROWTH WILL BE LIMITED

     Currently, there is a limited supply of flat panels, and increasing the supply of flat panels is a costly and lengthy process requiring significant capital investment. Accordingly, we do not expect the current shortage of flat panels or their high prices to change in the near term. In the past, the supply of flat panels has been cyclical. We expect this pattern to continue. Undercapacity in the flat panel market may limit our ability to increase our revenues because our customers may limit their purchases of our products if they cannot obtain sufficient supplies of flat panels. In addition, flat panel monitor prices may remain high because of limited supply, and consumer demand may not grow if the supply of flat panels does not increase.

INTENSE COMPETITION MAY REDUCE THE DEMAND OR PRICES FOR OUR PRODUCTS, DECREASING OUR GROSS MARGIN

     The display signal processing industry is intensely competitive. Rapid technological change, evolving industry standards and declining average selling prices in these markets could have a material adverse effect on our business, financial condition and results of operations. As the overall price of flat panel display screens continues to fall, we may be required to offer solutions to manufacturers at discounted prices due to increased price competition. At the same time, new, alternative display processing technologies and industry standards may emerge that directly compete with technologies that we offer. We may be required to increase our investment in research and development at the same time that product prices are falling. In addition, even after making this investment, we cannot assure you that our technologies will be superior to those of our competitors or that our products will achieve market acceptance, whether for performance or price reasons. Failure to effectively respond to these trends could reduce the demand for our products.

     We compete with a range of diversified electronic and semiconductor companies that offer display processors, some of which have substantially greater resources than we do. In particular, we compete against Arithmos, Inc., Genesis Microchip, Inc., Pixelworks, Inc. and Silicon Image, Inc. We also compete in some instances against in-house processing solutions designed by large original equipment manufacturers, or OEMs. In the future, our current or potential customers may also develop their own proprietary display processors and become our competitors. In addition, start-up companies that are seeking to capitalize on business opportunities as a result of the shift from analog to digital technology may seek to compete in our markets. Our competitors may develop advanced technologies enabling them to offer more cost-effective and higher quality solutions to our OEM customers than those offered by us. Increased competition could harm our business, financial condition and results of operations by, for example, increasing pressure on our profit margin or causing us to lose sales opportunities.

BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS AND SALES CYCLE, WE MAY INCUR SUBSTANTIAL EXPENSES BEFORE WE EARN ASSOCIATED REVENUES AND MAY NOT ULTIMATELY SELL AS MANY UNITS OF OUR PRODUCTS AS WE FORECASTED

     We develop products based on forecasts of demand and incur substantial product development expenditures prior to generating associated revenues. Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems. The time required for testing, evaluation and design of our products into a customer's equipment can take up to six months or more. Because of our relatively limited history in selling our products, we cannot assure you that the time required for the testing, evaluation and design of our products by our customers will not exceed six months. Because of this lengthy development cycle, we may experience a delay between the time we accrue expenses for research and development and sales and marketing efforts and the time when we generate revenues, if any, from such expenditures.

     Furthermore, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of that customer's products. In addition, our customers can choose at any time to discontinue using our products in that customer's designs or product development efforts. If our products are chosen to be incorporated into a customer's products, we may still not realize significant revenues from that customer if that customer's products are not commercially successful.

WE MAY NOT BE ABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN THE MARKETS IN WHICH WE COMPETE OR TO COMPLY WITH INDUSTRY STANDARDS IN THE FUTURE

     The markets in which we compete or seek to compete are subject to rapid technological change, frequent new product introductions, changing customer requirements for new products and features, and evolving industry standards. The introduction of new technologies and the emergence of new industry standards could render our display processors less desirable or obsolete. If we fail to produce technologically competitive products in a cost-effective manner and on a timely basis, and if we are unable to comply with industry standards in the future, our business and results of operations could be harmed.

IF WE DO NOT ACHIEVE DESIGN WINS WITH LEADING DISPLAY MANUFACTURERS, WE MAY BE UNABLE TO SECURE ADDITIONAL DESIGN WINS IN THE FUTURE AND OUR ABILITY TO GROW WOULD BE SERIOUSLY LIMITED

     The development of new, technologically advanced products and product enhancements is a complex and uncertain process requiring accurate anticipation of technological and market trends, as well as skill in obtaining design wins. Any failure on our part to obtain additional design wins with leading OEMs and to successfully design, develop and introduce new products and product enhancements could harm our business, financial condition and results of operations. In addition, development and manufacturing schedules for our products are difficult to predict, and we cannot assure you that we will achieve timely customer shipments of new products. The timely introduction of these products and their acceptance by customers are important to our future success. Any delays in product development, whether due to manufacturing, product design and development, lack of market acceptance or otherwise, could reduce future customer acceptance of our products and harm our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

THE SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

     We will have 9,805,795 shares of common stock outstanding immediately after the offering. The shares sold in the offering will be freely transferable. Additional shares may be sold in the public market to the extent permitted by Rule 144 or exemptions under the Securities Act. Lock-up agreements executed by our stockholders limit the number of shares of common stock that may be sold in the public markets. However, BancBoston Robertson Stephens Inc., may in its sole discretion, release all or some portion of the securities subject to the lock-up agreements. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE

     Our management will have considerable discretion in the application of the proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. See "Use of Proceeds."

NEW INVESTORS WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION

     The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Therefore, based upon an assumed initial public offering price of $9.00 per share, if you purchase our common stock in this offering, you will incur substantial and immediate dilution of approximately $6.11 per share. If additional shares are sold by the underwriters following the exercise of their overallotment option, or if outstanding options to purchase shares of common stock are exercised, there will be further dilution of your investment.

THE ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK BY PREVENTING A SALE OR TAKEOVER OF THE COMPANY AT A PRICE OR PRICES FAVORABLE TO THE HOLDERS OF OUR COMMON STOCK

     Certain anti-takeover provisions of Delaware law and our certificate of incorporation may make a change in control of Sage more difficult, even if a change in control would be beneficial to the stockholders. These provisions may allow the board of directors to prevent changes in the management and control of Sage. Under Delaware law, our board of directors may adopt additional anti-takeover measures in the future. One anti-takeover provision that we have is the ability of our board of directors to determine the terms of preferred stock and issue such preferred stock without the approval of the holders of the common stock. At the time of the offering, there are no shares of such preferred stock outstanding. However, because the rights and preferences of any series of preferred stock may be set by the board of directors in its sole discretion without approval of the holders of the common stock, the rights and preferences of this preferred stock may be superior to those of the common stock. Accordingly, the rights of the holders of common stock may be adversely affected.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY MAKE IT MORE DIFFICULT TO SELL THE COMPANY AT A PREMIUM TO CERTAIN TAKEOVER CANDIDATES

     Immediately after the offering, our executive officers, directors and other principal stockholders will, in the aggregate, beneficially own approximately 43.7% of our outstanding common stock. Although these stockholders will not have majority control, they currently have, and likely will continue to have, significant influence with respect to the election of our directors and approval or disapproval of our significant corporate actions. This influence over our affairs might be adverse to the interests of other stockholders. In addition, the voting power of these stockholders, under certain circumstances, could have the effect of delaying or preventing a change in control over our business.

OUR COMMON STOCK HAS NOT BEEN PUBLICLY TRADED, AND WE EXPECT THAT THE PRICE OF OUR STOCK MAY FLUCTUATE SUBSTANTIALLY

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between the underwriters and us. You may not be able to sell your shares at or above the initial public offering price due to a number of factors, including:

     - actual or anticipated fluctuations in our operating results;

     - changes in expectations as to our future financial performance;

     - changes in financial estimates of securities analysts;

     - technological innovations by others; and

     - the operating and stock price performance of other comparable companies.

In particular, the stock prices of technology companies like Sage have been highly volatile recently. Therefore, the price of our stock may decline, and the value of your investment may be reduced.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus regarding markets for our products and trends in revenues, gross margin and anticipated expense levels, and any statement that contains the words "anticipate," "believe," "plan," "estimate," "expect," "intend," "seek" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, including those risks identified in "Risk Factors" and elsewhere in this prospectus and our actual results of operations may differ significantly from those contained in the forward-looking statements because of such risks. The cautionary statements made in this prospectus apply to all forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 3,000,000 shares of common stock that we are offering will be approximately $24.1 million (approximately $27.9 million if the underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $9.00 per share and after deducting estimated offering expenses and underwriting discounts and commissions payable by us. We intend to use the net proceeds primarily for working capital expenditures associated with the purchase of additional inventory related to the expansion of our product line and increasing our sales to international customers and for general corporate purposes. Although we may use a portion of the net proceeds to acquire technology or businesses that are complimentary to our business, we have no current plans in this regard. Pending such uses, we plan to invest the net proceeds in short-term, interest-bearing, investment grade securities. Another purpose of this offering is to create a public market for our common stock and to facilitate our future access to public capital markets.

                                DIVIDEND POLICY

     We have never declared or paid dividends on our common stock or other securities and do not intend to pay dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999:

     - on an actual basis; and

     - on an as adjusted basis to reflect the application of the estimated net proceeds from the initial public offering and the conversion of all outstanding shares of our preferred stock into common stock.

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Stockholders' equity:
  Convertible Preferred stock, $0.01 par value; 10,000,000
     shares authorized; 3,062,697 shares issued and
     outstanding, actual; no shares issued and outstanding,
     as adjusted............................................  $     31           --
  Common stock, $0.01 par value; 50,000,000 shares
     authorized, 3,622,553 shares issued and outstanding,
     actual; 9,805,795 shares issued and outstanding, as
     adjusted...............................................        36           98
  Additional paid in capital................................    17,640       41,719
  Notes receivable from stockholders........................      (113)        (113)
  Deferred compensation related to stock options and
     restricted stock.......................................      (646)        (646)
  Accumulated deficit.......................................   (12,696)     (12,696)
                                                              --------
  Total stockholders' equity................................     4,252       28,362
                                                              --------     --------
     Total capitalization...................................  $  4,252     $ 28,362
                                                              ========     ========

     The information in the table above excludes:

     - 1,016,095 shares subject to outstanding options as of September 30, 1999 at a weighted average exercise price of $3.00 per share;

     - 578,782 additional shares available for grant under our 1997 Stock Plan as of September 30, 1999; and

     - 189,659 shares subject to outstanding warrants as of September 30, 1999 at a weighted average exercise price of $4.36 per share.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Management -- Employee Benefit Plans" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                    DILUTION

     Our pro forma net tangible book value at September 30, 1999 was approximately $4,252,000, or $0.62 per share after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock upon completion of this offering. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the sale of the 3,000,000 shares of our common stock offered in this offering at an assumed initial public offering price of $9.00 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) our pro forma as adjusted net tangible book value at September 30, 1999 would have been approximately $28,362,000 or $2.89 per share. This represents an immediate increase in net tangible book value of $2.27 per share to existing stockholders and an immediate dilution of $6.11 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors:

Assumed initial public offering price per share.............            $ 9,00
  Pro forma net tangible book value per share at September
     30, 1999...............................................  $ 0.62
  Increase in pro forma net tangible book value per share
     attributable to this offering..........................    2.27
                                                              ------
Pro forma net tangible book value per share as adjusted
  after the offering........................................              2.89
                                                                        ------
Dilution per share to new investors in this offering........            $ 6.11
                                                                        ======

     The following table summarizes, on a pro forma basis as of September 30, 1999, the total number of stockholders and new investors with respect to the number of shares our common stock purchased from Sage, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

                                           SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                         --------------------    ----------------------    PRICE PER
                                          NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                         ---------    -------    -----------    -------    ---------
Existing stockholders..................  6,805,795       69%     $17,887,000       40%       $2.63
New investors..........................  3,000,000       31       27,000,000       60%        9.00
                                         ---------      ---      -----------      ---
  Total................................  9,805,795      100%     $44,887,000      100%
                                         =========      ===      ===========      ===

     The information in the table above excludes:

     - 1,016,095 shares subject to outstanding options as of September 30, 1999 at a weighted average exercise price of $3.00 per share;

     - 578,782 additional shares available for grant under our 1997 Stock Plan as of September 30, 1999; and

     - 189,659 shares subject to outstanding warrants as of September 30, 1999 at a weighted average exercise price of $4.36 per share.

     This table should be read in conjunction with "Capitalization," "Management -- Employee Benefit Plans" and note 7 of the notes to consolidated financial statements included elsewhere in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended March 31, 1997, 1998 and 1999, and consolidated balance sheet data at March 31, 1998 and 1999, are derived from our audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the six months ended September 30, 1998 and 1999 and the consolidated balance sheet data at September 30, 1999 are derived from our unaudited consolidated financial statements included in this prospectus. The consolidated balance sheet data at March 31, 1997 is derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the years ended March 31, 1995 and 1996, and consolidated balance sheet data at March 31, 1995 and 1996, are derived from our unaudited consolidated financial statements not included in this prospectus. Our unaudited consolidated financial statements have been prepared by us on a basis consistent with our audited financial statements and, in management's opinion, include all adjustments necessary for a fair presentation of such information. The operating results for the six months ended September 30, 1999 are not necessarily indicative of results that may be expected for the year ended March 31, 2000 or any other interim period or future fiscal year.

                                                                                             SIX MONTHS
                                                 YEAR ENDED MARCH 31,                   ENDED SEPTEMBER 30,
                                   -------------------------------------------------    --------------------
                                    1995      1996      1997      1998        1999        1998        1999
                                   ------    ------    ------    -------    --------    --------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.........................  $   --    $  251    $1,758    $ 1,495    $  7,132    $ 1,346     $ 7,460
Cost of revenues.................      --       183     1,136      1,639       4,914        877       4,537
                                   ------    ------    ------    -------    --------    -------     -------
Gross profit (loss)..............                68       622       (144)      2,218        469       2,923
Operating expenses:
  Research and development.......      47       380       994      1,597       2,270      1,039       1,805
  Charge for in-process
    technology...................      --        --        --         --          --         --       2,500
  Selling, general and
    administration...............      10        71       329        945       3,214      1,094       2,355
  Stock compensation.............      --        --        --         --       1,596      1,005         367
                                   ------    ------    ------    -------    --------    -------     -------
    Total operating expenses.....      57       451     1,323      2,542       7,080      3,138       7,027
                                   ------    ------    ------    -------    --------    -------     -------
Loss from operations.............     (57)     (383)     (701)    (2,686)     (4,862)    (2,669)     (4,104)
Interest income (expense), net...      --        (1)       (7)       (89)        111         53          83
                                   ------    ------    ------    -------    --------    -------     -------
Net loss.........................  $  (57)   $ (384)   $ (708)   $(2,775)   $ (4,751)   $(2,616)    $(4,021)
                                   ======    ======    ======    =======    ========    =======     =======
Net loss per share: basic and
  diluted........................  $(0.04)   $(0.19)   $(0.32)   $ (1.08)   $  (2.00)   $ (1.07)    $ (1.36)
                                   ======    ======    ======    =======    ========    =======     =======
Pro forma net loss per share.....                                           $  (0.96)               $ (0.67)
                                                                            ========                =======
Shares used in computing net loss
  per
  share: basic and diluted.......   1,400     1,995     2,246      2,578       2,381      2,444       2,953
Shares used in computing pro
  forma net loss per share.......                                              4,965                  5,994

                                                              MARCH 31,                      SEPTEMBER 30,
                                             --------------------------------------------    -------------
                                             1995    1996      1997      1998       1999         1999
                                             ----    -----    ------    -------    ------    -------------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................  $ --    $   9    $  908    $   380    $2,473       $4,033
Working capital............................   (15)    (263)      357     (1,440)    1,471        3,332
Total assets...............................    --      126     1,692      1,309     4,293        7,563
Total current liabilities..................    15      385     1,154      2,281     2,390        3,311
Total stockholders' equity.................   (15)    (259)      538       (972)    1,903        4,252

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The results described below are not necessarily indicative of the results to be expected in any future period. Certain statements in this discussion and analysis are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to certain risk and uncertainties that could cause actual results to differ materially from historical results or our predictions. See "Note Regarding Forward-Looking Statements."

OVERVIEW

     Sage was founded in 1994 and began operations in 1995. We design, develop and market high performance digital display processors used in digital displays. Flat panel displays and other emerging digital display devices have substantial advantages over their traditional analog counterparts, and markets for these products are beginning to grow rapidly. Display signals are characterized by several important attributes: resolution, frame refresh rate, scanning format and color depth. Combinations of these characteristics are called modes, and there are over 100 different modes used today to display images on PCs and televisions. These modes must be recognized and processed to produce a high quality image on a display. Display manufacturers seek display processing solutions that can function effectively with the large number of existing and emerging signal modes, ensure the compatibility of new displays with the large installed base of PCs and provide consumers with plug and play capability.

     We offer state-of-the-art digital display processors that provide, highly integrated analog-to-digital conversion, signal reformatting and color processing capabilities. Our solutions are compatible with all commercially available display signal modes and display types and are designed with a common architecture, configurable software and modular components that can be easily and rapidly incorporated into digital display devices. We sell our processing solutions to leading display manufacturers, including Fujitsu, NEC and Sanyo.

     Since our inception, we have focused primarily on the design and sale of high performance display processors. In our early operations we developed circuit boards assembled with off-the-shelf display processors and other components. We secured limited sales of these circuit board products through independent distributors to manufacturers of low volume, embedded display products, such as medical or measuring equipment, and to systems integrators developing their own flat panel display monitors.

     In November 1996, we introduced our first display processor, Cheetah, as a prototype based on 0.6 micron technology. In November 1997, we introduced Cheetah1, based on the prototype Cheetah architecture, but manufactured using
0.35 micron technology. During the fiscal year ended March 31, 1998, we secured limited orders to incorporate the Cheetah1 into display processing boards designed by us. Throughout this period, we developed and perfected our core display processing technology, built our firmware library and identified qualified semiconductor manufacturing vendors.

     In April 1998, we introduced our Cheetah2 display processor, with an improved scaling engine, an AutoSet feature that automatically adjusts the image position and quality, and a modular design that allows external memory to be added as an option to support increased functionality. Cheetah2's features led to significant design wins with large OEM flat panel display manufacturers. In July 1998, we achieved our first significant revenues from sales of Cheetah2, and in April 1999, we released our Cheetah3 and Cheetah4 semiconductor products. These display processors are designed around the same core technologies as our Cheetah2 semiconductor and provide advanced functionality for higher performance and more specialized applications. We have achieved significant design wins for

Cheetah3 and Cheetah4. We have commenced shipping of Cheetah3 and expect to begin shipping Cheetah4 in commercial quantities in the immediate future.

     Since July 1998, we have derived our revenues principally through sales of our semiconductors to large OEM display manufacturers. We recognize revenues when our products are shipped to our customers or, in cases of sales to distributors made under agreements permitting the return of unsold products, when our distributors ship the products to their customers. Generally, we ship our products within a few weeks after order, and therefore we carry no significant backlog. Because our semiconductors are purchased for installation in our OEM customers' products, our ability to recognize revenues depends upon our customers' product development cycles. Also, our customers may limit our ability to announce significant design wins if they see competitive advantages in not disclosing the technology built into their newest display devices.

     Currently, we produce packaged, assembled and tested semiconductor products. However, we expect that we will assume greater responsibility over this process for our next generations of display processors by separately subcontracting for the production of wafers, the assembly of the completed semiconductor and their testing. While this transition to a new manufacturing model will expose us to greater responsibilities for semiconductor yields and the coordination of the assembly and testing process, we believe that our gross margins will improve and that the transition will result in our having greater control over the manufacturing process.

     Historically, sales of display processing circuit boards have represented a substantial portion of our revenues. In the future, we expect sales of circuit boards to decline as a percentage of total revenues and sales of display processors to increase as a percentage of total revenues. From time to time, however, we may be asked to design and supply our circuit boards to low volume manufacturers and other OEM manufacturers who are not equipped or prefer not to design and develop their own circuit boards. Because we generate significantly lower operating margins on circuit boards as compared to display processors, fluctuations in our product mix will impact our overall operating margins.

     In July 1999, we entered into a joint development agreement with Faroudja under which we issued 375,000 shares of common stock to Faroudja in exchange for an aggregate amount of $500,000 in cash and a limited exclusive license to certain of Faroudja's decoding, deinterlacing and image enhancement technologies that can only be used in products currently under development. Under the terms of the agreement, we intend to produce a family of video display processors incorporating Faroudja technology that are intended to expand our semiconductor technology into emerging television and monitor markets. We intend to incorporate Faroudja's technologies into our proprietary display processing solutions to create a video solution for the mass television market by combining Faroudja's decoding, deinterlacing and image algorithms with our technology. The acquired in-process technology was valued at 375,000 shares, issued at $8.00 per share, less the cash receipt of $500,000. As a result of that transaction, we recorded an expense of $2.5 million relating to in-process research and development during the three months ended September 30, 1999. We have completed approximately five percent of the work involved to date and the project is proceeding according to our expectations. Faroudja has delivered the licensed technology, executed several design transfers and conducted meetings with us as required by the agreement. In addition, we have also met with Faroudja to discuss the architecture and specifications for our video display processor, and we hope to complete the architecture and specifications in the fourth quarter of fiscal year 1999. We estimate incurring costs within the range of $1.8 to $2.5 million to complete the product incorporating the in-process technology acquired from Faroudja. We will expense the costs incurred prior to establishing technological feasibility as those costs are incurred. Our successful development of the product is uncertain due to the challenges of integrating our technology with the Faroudja technology. If we fail to successfully develop the product on a timely basis, the introduction of new products could be prevented or delayed and ultimately decrease our ability to compete for new business. Such failure would negatively impact our future revenues and net income. We have not to date encountered any deviations from our cost projections, and we expect to introduce the new semiconductor in November of 2000. For a more detailed discussion, see the description provided under the headings "Risk Factors" and the notes to our consolidated financial statements.

RESULTS OF OPERATIONS

     The following tables set forth, for the periods indicated, certain consolidated statement of operations data reflected as a percentage of revenues. Our results of operations are reported as a single business segment.

                                                                               SIX MONTHS
                                                 YEAR ENDED MARCH 31,      ENDED SEPTEMBER 30,
                                               ------------------------    -------------------
                                               1997      1998     1999       1998       1999
                                               -----    ------    -----    --------    -------
                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.....................................  100.0%    100.0%   100.0%     100.0%     100.0%
Cost of revenues.............................   64.6     110.6     68.9       65.2       60.8
                                               -----    ------    -----     ------      -----
Gross margin (loss)..........................   35.4      (9.6)    31.1       34.8       39.2
                                               -----    ------    -----     ------      -----
Operating expenses:
  Research and development...................   56.6     106.8     31.8       77.2       24.2
  Charge for in-process technology...........     --        --       --         --       33.5
  Selling, general and administration........   18.7      63.2     45.1       81.3       31.6
  Stock compensation expense related to
     options.................................     --        --     22.4       74.7        4.9
                                               -----    ------    -----     ------      -----
     Total operating expenses................   75.3     170.0     99.3      233.2       94.2
                                               -----    ------    -----     ------      -----
Loss from operations.........................  (39.9)   (179.7)   (68.2)    (198.4)     (55.0)
Interest income (expense), net...............   (0.4)     (6.0)     1.6        3.9        1.1
                                               -----    ------    -----     ------      -----
Net loss.....................................  (40.3)%  (185.6)%  (66.6)%   (194.5)%    (53.9)%
                                               =====    ======    =====     ======      =====

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     Revenues. Our revenues were $7.5 million and $1.3 million in the six months ended September 30, 1999 and 1998, respectively. Revenues increased due to the commencement of commercial sales of our new Cheetah3 and Cheetah4 display processors in September 1999 and to a significant increase in sales of circuit board products. Revenues from two customers, NEC and Elo TouchSystems, accounted for 29.3% and 19.9%, respectively, of total revenues for the six months ended September 30, 1999. Revenues from sales of our display processors increased to $3.5 million, compared to only $465,000 in the six months ended September 30, 1998. This increase was primarily due to additional sales to NEC, which accounted for 46.3% of our total revenues in the six months ended September 30, 1999. Revenues from sales of our circuit board products increased to $3.4 million in the six months ended September 30, 1999, compared to $781,000 in the six months ended September 30, 1998, primarily due to the addition of Elo TouchSystems as a new circuit board customer. Our circuit board products represented 45.8% and 58.0% of total revenues in the six months ended September 30, 1999 and September 30, 1998, respectively. For the six months ended September 30, 1999, we purchased and shipped $343,000 of hard-to-find components, including memory chips and high-speed analog-to-digital converters, required as a condition of semiconductor sales, and we recognized $245,000 of non-recurring engineering, or NRE, revenues following the achievement of certain OEM board development milestones. No NRE revenues were recognized in the six months ended September 30, 1998. In future quarters, we expect semiconductor sales to increase and represent a majority of our revenues.

     Gross margin. Our gross margin was 39.2% and 34.8% for the six months ended September 30, 1999 and 1998, respectively. The increase in gross margin for the six months ended September 30,

1998 to the six months ended September 30, 1999 was due to changes in the mix of products we sold and the benefit of fixed period costs being spread over a larger sales volume. Due to the changes in the products we sold in fiscal 1999 as compared to fiscal 1998, there was a higher proportion of sales of higher margin products for the six months ended September 30, 1999 than for the six months ended September 30, 1998. For the six months ended September 30, 1999, our gross margins from sales of semiconductor products, circuit boards and other products were 56.8%, 32.5% and 5.8%, respectively. For the six months ended September 30, 1998, our gross margin from sales of semiconductor products and circuit boards were 42.2% and 59.3%, respectively. We did not sell other products during the six months ended September 30, 1998.

     Research and development. Our research and development expenses were $1,805,000 and $1,039,000 for the six months ended September 30, 1999 and 1998, respectively. Research and development expenses represented 24.2% and 77.2% of revenues for the six months ended September 30, 1999 and 1998, respectively. Our research and development expenses consist of compensation and personnel related expenses and costs for purchased materials, designs and tooling, which can fluctuate significantly from period to period as a result of our product development cycles. The compensation and personnel related expenses were approximately 32.8% and 30.9% of the research and development expenses for the six months ended September 30, 1999 and 1998, respectively. During the six months ended September 30, 1998, our current generation of semiconductors was in development and started commercial shipments, and we increased our spending on purchased materials, designs and tooling. We expect similar increases in future quarterly research and development expenses as we increase product development efforts in connection with our next generation of semiconductors.

     Selling, general and administration. Selling, general and administration expenses were $2.4 million and $1.1 million for the six months ended September 30, 1999 and 1998, respectively. Our selling, general and administration expenses consist primarily of compensation and personnel related expenses and commissions paid to independent sales representatives. The compensation and personnel related expenses were 47.3% and 66.5% of selling, general and administration expenses for the six months ended September 30, 1999 and 1998, respectively. Commissions paid to independent sales representatives represented 15.6% and 5.1% of total selling, general and administration expenses for the six months ended September 30, 1999 and 1998. As a percentage of revenues, our selling, general and administration expenses decreased to 31.6% of revenues for the six months ended September 30, 1999, from 81.3% of revenues for the six months ended September 30, 1998. This decrease in selling, general and administration expenses in proportion to revenues was largely the result of a significant increase in sales volume partially offset by increased payroll.

     Stock compensation. Stock compensation expenses amounted to $367,000 and $1.0 million, for the six months ended September 30, 1999 and 1998, respectively. Deferred compensation, representing the difference between the deemed fair market value of our common stock on the date of grant and the exercise price of stock options on the date of grant, is amortized on an accelerated basis as the options vest. We expect deferred compensation expenses of $646,000 as of September 30, 1999 to be amortized on an accelerated basis over the vesting period of generally four years.

     Provision for income taxes. We incurred operating losses for the six months ended September 30, 1999 and 1998 and therefore had no provision for income tax in either period. As of March 31, 1999, we had $5.1 million in net operating losses, which are available to offset future taxable income. If not used, the net operating losses will expire between 2010 and 2019.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 1999, 1998 AND 1997

     Revenues. Revenues for the fiscal years ended March 31, 1999, 1998 and 1997 were $7.1 million, $1.5 million and $1.8 million, respectively. Revenues increased $5.6 million from fiscal year 1998 to fiscal year 1999 as a result of $4.9 million increase of sales of our newly introduced

Cheetah2 processor and circuit boards built around the Cheetah2. The remaining increase represented the increase in sales to our semiconductor customers of hard-to-find components. Revenues from sales of our semiconductors represented approximately 48.2% of total revenues for the fiscal year 1999. During fiscal year 1998 and fiscal year 1997, revenues from the sale of semiconductors were not significant. Revenues from sales of our circuit board products represented 28.2% for the fiscal year 1999 and almost all of sales for the fiscal year 1998 and fiscal year 1997. Revenues from sales of our circuit board products declined from fiscal year 1997 to fiscal year 1998 due to a shift in the focus of our business from circuit boards to semiconductors, resulting in a greater emphasis on semiconductor product development as opposed to sales of circuit board products.

     Gross margin. Gross margin for the fiscal years ended March 31, 1999, 1998 and 1997 was 31.1%, (9.6)% and 35.4%, respectively. Our negative gross margin for the fiscal year ended March 31, 1998 reflected the $600,000 write-off of obsolete circuit board inventories. During fiscal year 1999, the increase in our gross margin was the result of increased revenues from higher margin semiconductor products.

     Research and development. Research and development expenses increased to $2.3 million, in the fiscal year ended March 31, 1999, from $1.6 million and $994,000, in the fiscal years ended March 31, 1998 and 1997, respectively. As a percentage of revenues, research and development expenses represented 31.8%, 106.8% and 56.6% of revenues during the fiscal years ended March 31, 1999, 1998, and 1997, respectively. Our fiscal year 1998 research and development expenses increased compared to the fiscal year 1997 primarily because of the engineering research and prototype development of Cheetah2. As a result, the compensation and personnel related expenses increased from 21.4% in 1997 to 37.6% in 1998 as of the total research and development expenses. The costs for the purchased materials, designs and tooling increased from 10.1% in fiscal year 1997 to 30.8% in fiscal year 1998. Our fiscal year 1999 research and development expenses increased compared to the fiscal year 1998 research and development expenses as a result of an increase in engineers employed in our research and development efforts. However, as revenues increased from fiscal year 1998 to fiscal year 1999, research and development expenses, as a percentage of revenues, declined. Although we expect absolute expenses to increase, we expect research and development expenses as a percentage of revenues to decrease.

     Selling, general and administration. For the fiscal years ended March 31, 1999, 1998 and 1997, selling, general and administration expenses were $3.2 million, $945,000 and $329,000, respectively. Selling, general and administration expenses represented 45.1%, 63.2% and 18.7% of revenues in the years ended March 31, 1999, 1998 and 1997, respectively. The overall increase in our selling, general and administration expenses was principally related to the introduction of the Cheetah2 in 1998 and the related increase in salaries, commissions to independent sales representatives, travel and promotional expenses. In the future, we anticipate that our expenditures will decline as a percentage of revenues increase from our semiconductor products.

     Stock compensation. We incurred stock compensation expenses of $1.6 million for fiscal year 1999. Stock compensation expenses were not incurred in fiscal year 1998 and fiscal year 1997.

     Interest income (expense), net. For the fiscal years ended March 31, 1999, 1998 and 1997, interest income and interest expense were minor. We have financed our business operations primarily through a series of relatively small private equity transactions.

     Provision for income taxes. We incurred operating losses for each of the fiscal years ended March 31, 1999, 1998, or 1997, and therefore made no provision for income tax in these fiscal years. As of March 31, 1999, we had $5.1 million in net operating losses which are available to offset future taxable income earned until between 2010 and 2019.

QUARTERLY RESULTS OF OPERATION

     The following table sets forth certain unaudited selected quarterly results of operations data for the eight quarters ended September 30, 1999, as well as such data expressed as a percentage of revenues. This data has been derived from our unaudited consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such information for the periods presented. Such statements of operations data should be read in conjunction with our annual consolidated financial statements, and the related notes thereto appearing elsewhere in this prospectus.

                                                                          THREE MONTHS ENDED
                                         -------------------------------------------------------------------------------------
                                         DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,
                                           1997       1998       1998       1998       1998       1999       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------   --------
                                                                              (UNAUDITED)
                                                            (IN THOUSANDS AND AS A PERCENTAGE OF REVENUES)
CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues...............................  $   352    $   249    $   465    $   881    $ 2,283    $ 3,503    $ 3,775    $ 3,685
Cost of revenues.......................      374        507        352        525      1,335      2,702      2,443      2,094
                                         -------    -------    -------    -------    -------    -------    -------    -------
Gross profit (loss)....................      (22)      (258)       113        356        948        801      1,332      1,591
                                         -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and development.............      417        435        465        574        524        707        715      1,090
  Charge for in-process technology.....       --         --         --         --         --         --         --      2,500
  Selling, general and
    administration.....................      272        250        511        583        868      1,252      1,058      1,297
  Stock compensation expense related to
    options............................       --         --        610        395        333        258        202        165
                                         -------    -------    -------    -------    -------    -------    -------    -------
        Total operating expenses.......      689        685      1,586      1,552      1,725      2,217      1,975      5,052
                                         -------    -------    -------    -------    -------    -------    -------    -------
Loss from operations...................     (711)      (943)    (1,473)    (1,196)      (777)    (1,416)      (643)    (3,461)
Interest income (expense), net.........       (6)       (91)        19         34         30         28         26         57
                                         -------    -------    -------    -------    -------    -------    -------    -------
Net loss...............................  $  (717)   $(1,034)   $(1,454)   $(1,162)   $  (747)   $(1,388)   $  (617)   $(3,404)
                                         =======    =======    =======    =======    =======    =======    =======    =======
AS A PERCENTAGE OF REVENUES:
Revenues...............................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.......................    106.3      203.6       75.7       59.6       58.5       77.1       64.7       56.8
                                         -------    -------    -------    -------    -------    -------    -------    -------
Gross profit (loss)....................     (6.3)    (103.6)      24.3       40.4       41.5       22.9       35.3       43.2
                                         -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and development.............    118.4      174.7      100.0       65.2       23.0       20.2       19.0       29.6
  Charge for in-process technology.....                                                                                  67.8
  Selling, general and
    administration.....................     77.3      100.4      109.9       66.2       38.0       35.7       28.0       35.2
  Stock compensation expense related to
    options............................       --         --      131.2       44.8       14.6        7.4        5.4        4.5
                                         -------    -------    -------    -------    -------    -------    -------    -------
        Total operating expenses.......    195.7      275.1      341.1      176.2       75.6       63.3       52.3      137.1
                                         -------    -------    -------    -------    -------    -------    -------    -------
Loss from operations...................   (202.0)    (378.7)    (316.8)    (135.8)     (34.0)     (40.4)     (17.0)     (93.9)
Interest income (expense), net.........     (1.7)     (36.5)       4.1        3.9        1.3        0.8        0.7        1.6
                                         -------    -------    -------    -------    -------    -------    -------    -------
Net loss...............................   (203.7)%   (415.2)%   (312.7)%   (131.9)%    (32.7)%    (39.6)%    (16.3)%    (92.3)%
                                         =======    =======    =======    =======    =======    =======    =======    =======

     Our gross margin increased from 35.3% for the three months ended June 30, 1999 to 43.2% for the three months ended September 30, 1999. The increase in our gross margin was a result of an increase in sales of display processors over our lower margin circuit board products as a percentage of total revenues in the three months ended September 30, 1999.

     For the three months ended June 30, 1999, our gross margin was adversely impacted by revenues from increased sales of low margin hard-to-find resale components. Our gross margin for the three months ended March 31, 1999 was adversely impacted by an inventory provision related to the transition from our Cheetah2 to our Cheetah3 and Cheetah4 display processors. For the periods prior to June 30, 1998, our gross margins were negatively impacted by low sales volumes, relatively high fixed period costs and inventory write-downs associated with modifications to the design of our circuit boards.

     Since the commencement in July 1998 of sales of our semiconductor products, we have added sales and marketing and engineering personnel. This increase in headcount resulted in increased payroll, travel, engineering, design and materials costs in each of the three months ended September 30, 1999, June 30, 1999, March 31, 1999, December 31, 1998, and September 30, 1998.

     We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of our future performance. In the past, our results of operations have fluctuated significantly, and we expect similar quarterly fluctuations in the future as a result of a number of factors beyond our control. Among other things, these factors include the rate of growth in the market for our products and changes in the demand for our products. In addition, because a significant percentage of our revenues has been and is expected to continue to be derived from a limited number of large customers, any variation in the timing of orders from those large customer or design wins or losses can result in significant fluctuations in our quarterly operating results. Our anticipated research and development, selling and marketing, and general and administrative expenses are based, in part, on future projections of revenues. As a result of these and other factors, it is likely that in some future period our operating results or business outlook will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price for our common stock. For a more detailed discussion of these and other factors, see the description provided under the headings "Risk Factors -- Fluctuations in our operating results make it difficult to predict our future performance and may result in volatility in the market price of our common stock" and "-- A significant amount of our revenues come from a few customers and any decrease in revenues from these customers could harm our business."

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have satisfied our liquidity requirements principally through the issuance and sale of equity securities, totaling approximately $17.7 million. For the six months ended September 30, 1999, we used $1.3 million in cash from operating activities. During the fiscal years ended March 31, 1999 and March 31, 1998, we used $3.2 million and $1.9 million, respectively, for operating activities, primarily due to operating losses and increased working capital requirements as sales increased. Net cash used from investing activities was $680,000 and $214,000, for the six months ended September 30, 1999 and the fiscal year ended March 31, 1999, respectively. As of September 30, 1999, we did not have any significant capital expenditure commitments. Net cash provided from financing activities was $6.0 million from the issuance and sale of Common Stock Series E preferred stock during the six months ended September 30, 1999, and $5.5 million, net of repayment of notes payable totalling $190,000, from the issuance of Series D preferred stock in the fiscal year ended March 31, 1999. We have received a commitment from General Bank to provide up to $2.0 million pursuant to a revolving loan and security agreement secured by our property and accounts. Under the terms of the revolving loan and security agreement, General Bank will extend credit to our account at an interest rate equal to 0.5% above the prime rate published in the money section of the New York edition of The Wall Street Journal. The agreement terminates on June 30, 2000.

     As of September 30, 1999, we had $4.0 million in cash and cash equivalents. In addition, we had a $2.0 million credit facility under which no borrowings had been made. We believe that the net proceeds of the sale of common stock offered in this offering, together with our existing cash resources, will be sufficient to meet our capital requirements through the next twelve months. On a short term basis, we anticipate using approximately $1.0 million of cash during the three months ended December 31, 1999 to fund operating losses and believe that our existing cash resources together with the net proceeds of the sale of common stock offered in this offering are sufficient to meet these needs. On a long term basis, we anticipate using approximately $5.0 million during the twelve months ended October 31, 2000 to fund general operating expenses and increases in our inventory and receivables as sales of our display processors increase. Based on our current forecasts, and assuming the successful completion of this offering, we believe that our cash resources will be sufficient to meet these needs over the next twelve months. However, we could be required or could choose to raise additional capital during the next twelve months. Our future capital requirements will depend on many factors, including the rate of revenue growth, profitability, timing and extent of spending to support research and development programs, expansion of selling and marketing and administrative activities, timing or introductions of new products and product enhancements and market acceptance of our products. We expect that we may need to raise additional equity or debt financing in the future, although we are not currently negotiating for additional financing nor do we have any plans to obtain additional financing following our initial public offering. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce the scope of our planned product development, selling and marketing activities, which could harm our business, financial condition and results of operations. In the event that we do raise additional equity financing, investors in this offering will be further diluted.

     From time to time, we may evaluate acquisitions of businesses, products or technologies that complement our business. Although we have no current plans in this regard, any transactions, if consummated, may consume a portion of our working capital or require the issuance of equity securities that may result in further dilution to existing stockholders.

QUANTITATIVE AND QUALITATIVE DISCUSSION OF MARKET INTEREST RATE RISK

     Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuation in interest rates, which may affect our interest income and, in the future, the fair market value of our investments. We manage the exposure to financial market risk by performing ongoing evaluations of our investment portfolio and presently invest entirely in certificates of deposit issued by banks, the value of which does not change based on changes in interest rates. As our cash balances increase, we anticipate investing in short-term investment-grade government and corporate securities. These securities will be highly liquid and generally mature within 12 months from our purchase date. Due to the short maturities of our investments, the carrying value should approximate the fair value. In addition, we do not use our investments for trading or other speculative purposes. We have performed an analysis to assess the potential effect of reasonably possible near-term changes in interest and foreign currency exchange rates. The effect of any change in foreign currency exchange rates is not expected to be material to our results of operations, cash flows or financial condition. Due to the short duration of our investment portfolio, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.

FOREIGN CURRENCY EXCHANGE RISK

     We are an international company, selling our products globally and, in particular, in Japan, Taiwan and Korea. Although we transact our business in U.S. dollars, we cannot assure you that future fluctuations in the value of the U.S. dollar would not affect the competitiveness of our products, gross profits realized, and results of operations. Further, we incur expenses in India, Japan, Taiwan and other countries that are denominated in currencies other than U.S. dollars. We cannot estimate the effect that an immediate 10% change in foreign currency exchange rates would have on our future operating results or cash flows as a direct result of changes in exchange rates. However, we do not believe that we currently have any significant direct foreign currency exchange rate risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

INFLATION

     The impact of inflation on our business has not been material for the six months ended September 30, 1999 or the fiscal years ended March 31, 1999, 1998 and 1997.

YEAR 2000 READINESS

     We are aware of the widely publicized problems associated with computer systems as they relate to the year 2000. Many existing computer hardware systems and software applications, and embedded computer chips, software and firmware in control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. Others do not correctly process leap year dates. As a result, system applications and devices could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond. These problems are expected to increase in frequency and severity as the year 2000 approaches. We have commenced our business risk assessment of the impact that the year 2000 problem may have on our operations. As business conditions warrant, this assessment may be revised as new information is made available to us. To date, we have identified the following five key areas of our business that may be affected:

     Supplier relationships. We rely, directly and indirectly, on external systems utilized by our suppliers for the management and control of fabrication, assembly and test of our products. If our manufacturers are not year 2000 compliant, our products might not be manufactured on a timely basis or might fail to be manufactured. Any disruption in our supply could seriously harm our business, financial condition and results of operations. We have had discussions with our manufacturers concerning their readiness for year 2000. We are currently seeking assurances from our manufacturers that they are year 2000 compliant with respect to the manufacture of our products but have not received such assurances to date. We expect to receive such assurances by December 1999, and, in the event certain manufacturers fail to provide assurances, we plan to work with each such manufacturer on an individual basis.

     Internal infrastructure. Based upon our internal review to date, we do not believe that our material internal information technology and non-information technology systems will be affected by the year 2000 date change. We acquired most of these systems after year 2000 compliance became an important issue for third party systems vendors. Because most of the software applications used by us are generally recent versions of vendor supported, commercially available products, we have not incurred, and do not expect in the future to incur, significant costs to upgrade these applications if the respective vendors determine that a year 2000 compliant release is necessary. We will continue to seek certifications that products installed are year 2000 ready, and are targeting October 1, 1999 to complete this process.

     Products. Our products do not contain two digit date codes and would therefore be generally unaffected by the year 2000 date change. However, once shipped, our products are incorporated into display devices and circuit board products developed by others. The performance of our products could be affected if a different component of these display devices is not year 2000 compliant. We have not, and will not, assess the existence of these potential problems in our customers' products.

     Customers. We do not currently have any information concerning the year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve year 2000 compliance. If our customers are not year 2000 compliant, they may incur significant costs to remedy problems and as a result of litigation. In either case, the year 2000 date change could reduce or eliminate the budgets that current or potential customers could have for purchases of our products. As a result, our business, financial condition and results of operations could be harmed.

     Other third party relationships. We rely on outside vendors for utilities and telecommunications services, in addition to climate control, building access and other infrastructure services. We are not capable of independently evaluating the year 2000 compliance of the systems utilized to supply these services. We cannot assure you that these suppliers are or will become year 2000 compliant with respect to these systems and that our business will not be materially disrupted as a result.

     We presently estimate that the total cost of addressing our year 2000 issues will not exceed $25,000. This estimate was derived utilizing numerous assumptions, including the assumption that we have not identified any additional internal significant year 2000 issues and that the plans of our third party suppliers, distributors and customers will be fulfilled in a timely manner without cost to us. However, these assumptions may not be accurate, and actual results could differ materially and adversely from those anticipated after completion of required remediation and testing.

     In the event that we discover year 2000 issues in our internal systems, we will endeavor to resolve these problems on a timely basis. We have not yet developed any contingency plans for year 2000. The responses we receive from third-party vendors and service providers will be taken into account in determining the nature and extent of contingency plans we develop, if any. As our worst case scenario, we expect significant reductions in orders for our processors as well as delays in the delivery of our processors.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards, or SFAS, No. 133, Accounting For Derivative Instruments and Hedging Activities. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing accounting standards. SFAS No. 133 requires that all derivatives be recognized in the balance sheet at their fair market value, and the corresponding derivative gains or losses be either reported in the statement of operations or as a deferred item depending on the type of hedge relationship that exists with respect to such derivative. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not expect the adoption of SFAS No. 133 to have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

     Sage designs, develops and markets high performance display processors used in digital displays. Our integrated semiconductor solutions are compatible with existing personal computers and display monitors, and emerging display devices, including flat panel monitors, flat panel televisions, projection devices, digital CRTs, Internet appliances and touch-screen displays in retail and industrial settings. Flat panel displays and other emerging digital display devices have substantial advantages over their traditional analog counterparts, and markets for these products are beginning to grow rapidly. International Data Corporation forecasts that worldwide shipments of desktop flat panel monitors will increase at a 69.3% compounded annual growth rate from 1.4 million units in 1998 to 11.5 million units in 2002.

     Display signals are characterized by several important attributes: resolution, frame refresh rate, scanning format and color depth. Combinations of these characteristics are called modes, and there are over 100 different modes used today to display images on PCs and televisions. These modes must be recognized and processed to produce a high quality image on a display. Display manufacturers seek display processing solutions that can function effectively with the large number of existing and emerging signal modes, ensure the compatibility of new displays with the large installed base of PCs and provide consumers with plug and play capability.

     We offer a family of state-of-the-art digital display processors that provide highly integrated analog-to-digital conversion, signal reformatting and color processing capabilities. Our solutions are designed with a common architecture, configurable software and modular components that can be easily and rapidly incorporated into digital display devices. We sell our processing solutions to leading display manufacturers, including Fujitsu and NEC.

INDUSTRY BACKGROUND

     Electronic displays have become part of our daily lives as our computing, communications and entertainment needs are increasingly being met by familiar technologies, such as personal computers and televisions, and emerging technologies, such as personal digital assistants, Internet appliances and touch-screen displays used in retail and industrial settings. Historically, most desktop PC monitors and all television screens displayed images on a cathode ray vacuum tube, or CRT. A CRT displays images that are transmitted to it by an analog signal. The display signal controls a beam of electrons that creates the image by illuminating phosphorescent dots, or pixels, on the back of the CRT screen. The quality of the image is a function of the mode of the input signal, which consists of the following four principal parameters:

     - Resolution: the number of horizontal and vertical lines on the display screen into which the image is divided;

     - Frame refresh rate: the number of times per second that the image is displayed on the screen;

     - Scanning format: the order in which the lines comprising the image are displayed on the screen, either in sequence, known as progressive scanning format, or alternating, known as interlaced scanning format; and

     - Color depth: the number of colors used to display the image.

The emergence of digital displays

     Digital flat panel display devices have been developed as an alternative to traditional analog CRTs. Flat panel displays render images by digitally switching pixels on or off on the surface of the display screen. Flat panel displays offer significant advantages over traditional CRTs because they have a more compact form factor, generate less heat, consume less power and produce less radiation. Flat panel displays also produce images that do not flicker and that are more sharply defined than the images displayed on CRT monitors. Flat panel displays were first incorporated into laptop computers and, as panel sizes increased, they were incorporated into desktop displays. Flat panel displays for PCs, originally deployed primarily in situations where space was limited, are gaining widespread market acceptance as prices decline, as manufacturing capacities increase and as manufacturing yields improve.

     The emergence of a significant digital flat panel display market has led PC manufacturers to introduce PCs that produce both conventional analog as well as digital display signals. Some PC manufacturers have begun to sell flat panel displays incorporating the PC into its base, known as all-in-one PCs. The introduction of digital display signal outputs has also provided manufacturers of analog CRT monitors with an opportunity to develop new products that incorporate digital signal processing capabilities into CRTs. These displays, commonly referred to as digital CRTs, display images using the same technology employed by traditional analog CRTs but by incorporating internal digital processing they can have new display features, such as picture-in-picture display and enhanced compatibility with multiple display signals. By adding digital signal input features, manufacturers can differentiate digital CRTs from the highly commoditized, price-sensitive analog CRT displays. Additionally, it is expected that digital CRTs will be less expensive to manufacture than traditional CRTs.

The digital television market

     Television signals have traditionally been broadcast in analog form and displayed in an interlaced scanning format on analog television CRTs. Recent developments in the television industry have mirrored the changes that have taken place in the PC display market. Traditional analog CRT televisions are being manufactured in larger sizes, and displays with a progressive scanning format are being introduced to improve the quality of images on larger screens. Flat panel and plasma displays, which are digital, have been introduced to offer the same form factor and image quality advantages as flat panel PC monitors. We believe the worldwide trend toward broadcasting digital signals will lead to increasing demand for HDTV sets that can produce higher quality images in varying aspect ratios, such as the wider format, cinema-style aspect ratio of 16 x 9 in addition to the traditional television-style 4 x 3 aspect ratio. International Data Corporation forecasts that annual shipments of digital televisions in the U.S. will grow to 7.2 million units in 2002. Display processing functionality, which is not currently included in traditional analog televisions, will increasingly be needed to process HDTV signals as well as analog signals for display on digital and progressive scanning televisions.

Display processing challenges

     Display signals, which can be analog or digital, are generated in numerous non-compatible modes for both personal computing and television applications. The challenges of processing a signal to render a high quality image on a digital display in this environment include:

     - Recognizing and properly converting an analog or digital signal type. In order for a display device to generate an image, the incoming display signal must match the type accepted by the device. An analog display device cannot display a digital signal and vice versa. Most PCs produced today are configured to output analog signals because they are connected to analog CRTs. The introduction of digital displays requires processors that are capable of identifying whether the input type is analog or digital and converting it, if necessary, in real time.

     - Reformatting the mode of the input signal. The mode of each input signal, whether analog or digital, must be reformatted to properly display the image on the screen. The display processor must recognize the signal's mode and process it in real time in order to match the particular resolution, scanning format, refresh rate and color depth specifications of the display. If the signal is not correctly processed, the screen will fail to display an image, or will produce an image that is distorted, flickers or contains shadows or other flaws.

     - Displaying true-to-life colors. Each display device displays colors differently in response to the same signal. Display processors must compensate for these different characteristics to ensure consistent true-to-life color quality. In addition, certain digital display devices can only display a limited number of colors. In such cases, the display signal must be specially processed to simulate a full range of colors on the display screen.

The challenge to display manufacturers

     Display manufacturers face significant challenges and opportunities in responding to developments in the PC and television display markets. The emergence of new digital display devices and the proliferation of signal modes increasingly require manufacturers to incorporate more powerful and flexible display processors into their displays. Displays must be designed to function with digital signals and remain compatible with the large installed base of existing PCs and other appliances that transmit analog display signals. The large number of different signal modes and types, the growing trend towards plug and play devices in the PC market and the established easy-to-use characteristics of the television market make it essential that displays operate properly with minimal consumer configuration or adjustment in order to achieve widespread market acceptance. At the same time, manufacturers are seeking ways to take advantage of the capabilities of digital displays by developing differentiating product features and associated brand recognition, all while maintaining short design and manufacturing cycles and recognizing cost constraints.

OUR SOLUTION

     Sage is a leading global provider of high performance digital display processors. Our advanced technology offers state-of-the-art display processing, highly integrated analog-to-digital conversion, signal reformatting and color processing capabilities. Our solutions are compatible with all commercially available display signal modes and display types. We provide manufacturers with a highly integrated and efficient display processing solution equipped with custom design features. The principal benefits of our solution include:

     Support for all commercially available signal modes and display types. We provide display processors that enable any input display signal mode to be displayed on all commercially available digital displays, including flat panel monitors, flat panel televisions, projection devices, digital CRTs, Internet appliances and touch-screen displays used in retail and industrial settings. Our display processors, which incorporate our SureSync and SmartSet algorithm features, produce high quality images by recognizing the characteristics of the input signal and automatically reformatting an image as needed, in real time, to match the type of signal accepted by the device. These features provide optimal plug and play capabilities between the computing platform and the display device.

     Highly integrated and manufacturable display processing solution. Our display processors are designed to perform analog-to-digital conversion, mode detection, reformatting and color depth processing in a highly integrated semiconductor with associated software. Our processors employ a common architecture across our family of products. In addition, we provide software-based design and test tools and offer manufacturers our extensive system-level design and hardware experience and support. These features of our products enable manufacturers to reduce the time required to design and manufacture a wide range of display devices.

     Highly customizable products. We support display manufacturers with a suite of product and screen display configuration software design tools that allow manufacturers to easily enhance their ability to brand their products by facilitating the creation of customized on-screen interfaces for consumers. Our software tools accelerate display manufacturers' product development cycles and their time to market. Our display processors are modular, allowing display manufacturers to add or delete memory as needed to reduce costs, while minimizing reengineering and redesign.

OUR STRATEGY

     Our goal is to be the leading provider of display signal processing solutions for display manufacturers. Our strategy consists of the following key elements:

     - Offer highly integrated semiconductor solutions compatible with all signal modes and display types. We intend to provide increasingly integrated, high performance semiconductor solutions that are fully compatible with all PC display monitors, televisions, flat panel monitors, flat panel televisions, projection devices, digital CRTs, Internet appliances and touch-screen displays in retail and industrial settings. We plan to develop our products to support digital CRTs and other emerging digital displays and to design products that are compatible with all developing industry display signal standards.

     - Target leading OEM manufacturers. We will continue to focus our sales efforts on the leading global display manufacturers. Working with these customers will allow us to reach a wider number of consumers and helps us to maintain and enhance our technological capabilities. Securing design wins with leading manufacturers provides references for our products, helping to secure future sales to these and other manufacturers. Furthermore, achieving a broad number of design wins with leading OEMs creates an opportunity to capitalize on the success of their products. In addition, these manufacturers have more reliable product development cycles, better forecasting and greater panel supply.

     - Continue to offer OEM customers high quality products and superior levels of engineering support. We aim to develop the strongest possible customer relationships by providing OEM manufacturers with easy-to-use solutions and superior engineering support. We will continue to offer our OEM customers a range of easy-to-use, custom design tools to simplify their product design and development processes and provide them with the ability to differentiate their products through customized features. We intend to deliver greater value to manufacturers by helping them design new product features and to bring their products to market more rapidly.

     - Maintain technology leadership. We intend to make significant investments in research and development in order to further develop our display processing technology. We were the first company to introduce a fully effective automatic display adjustment feature and the first to integrate mode detection, reformatting, color depth processing and customized on-screen displays onto a single display processor. We will also seek to enter into strategic relationships with companies whose technology is complementary to ours. For example, we recently entered into a joint license and development arrangement with Faroudja to develop a display processor integrating Faroudja's video decoding, deinterlacing and image enhancement technologies. We expect that the combinations of our technology with Faroudja's technology will enable us to expand our semiconductor technology into emerging television and monitor markets.

     - Maintain a flexible engineering and manufacturing model. We intend to maintain our established engineering and design operations in India and in the U.S., allowing us to access a larger pool of highly educated and motivated employees. We will continue to reduce our capital requirements and increase our operating leverage by maintaining a fabless manufacturing model, which gives us significant operating leverage without the need for large capital expenditures.

OUR PRODUCTS

     We design and sell display processors for use by manufacturers of digital display devices. We also sell circuit boards designed around our semiconductors as turnkey display processing solutions for specific display applications. Our customers include leading display manufacturers, such as Fujitsu, NEC and Sanyo.

     Semiconductor products. We design and sell a family of display processors to display manufacturers, PC manufacturers and third party subsystem manufacturers who design and manufacture monitors and PCs on behalf of brand name companies. Some of the world's leading display and PC manufacturers have chosen our Cheetah2, Cheetah3 and Cheetah4 processors for use in their products.

     Cheetah2, our first mass production product, supports resolutions up to 1,024 x 768 pixels, or XGA, and uses an external analog-to-digital converter, or ADC. Our new products, Cheetah3 and Cheetah4, are based on the same core design, and support higher performance resolutions up to 1,280 x 1,024 pixels, or SXGA. Cheetah3 integrates a ADC and is designed for displays that will accept either an analog or digital input signal. Cheetah4 is optimized for displays that accept only digital signals. Cheetah3 and Cheetah4 operate on a common software platform, enabling our customers to support both products with common board-level software. All of our products can process television signals using an external video decoder chip and are compliant with widely used standards, such as VESA, and emerging display standards, such as DVI. All of our products include our proprietary SureSync and SmartSet mode recognition and adjustment technologies, our high performance scaling engine and our software-configurable on-screen display features. The following table illustrates the key features of our display processors.

---------------------------------------------------------------------------------------------------
      PRODUCT NAME              SUPPORTED
 (DATE OF INTRODUCTION)       SIGNAL INPUTS      FEATURES AND TECHNOLOGY         APPLICATIONS
---------------------------------------------------------------------------------------------------
      Cheetah2             - Analog PC           - Maximum display         - Analog input monitor
    (April 1998)           - Digital PC            output:                 - Digital input monitor
                           - Television            100M pixels per second  - Television display
                                                 - Computing speed: 800M   - All-in-one PC
                                                   operations per second
                                                 - Technology: 0.35
                                                   micron,
                                                 3 layer metal
---------------------------------------------------------------------------------------------------
      Cheetah3             - Analog PC           - Internal ADC            - Analog input monitor
  (February 1999)          - Digital PC          - Image enhancement       - Dual analog and
                           - Television          - Color depth processing    digital input
                           - Dual analog and     - Maximum display           monitor
                             digital input         output:                 - Dual analog and
                           - Dual analog and       135M pixels per second    television monitor
                             television input    - Computing speed: 1600M
                                                   operations per second
                                                 - Technology: 0.35
                                                   micron,
                                                 4 layer metal
---------------------------------------------------------------------------------------------------
      Cheetah4             - Digital PC          - Image enhancement       - Digital input monitor
    (March 1999)           - Television          - Color depth processing  - Television display
                                                 - Maximum display         - All-in-one PC
                                                   output:
                                                   110M pixels per second
                                                 - Computing speed: 1300M
                                                   operations per second
                                                 - Technology: 0.35
                                                   micron,
                                                 3 layer metal
---------------------------------------------------------------------------------------------------

     Our Cheetah3 display processor provides maximum display output at faster speeds and can be used in a wider ranger of display devices than most display processors that are currently available. We believe that our display processors also offer greater scaling and image enhancement features than those of our competitors. In addition, we were the first company to develop and make widely available a display processor that incorporated the auto adjust feature.

     We are currently in the process of developing a new line of more integrated digital display processors. We expect that this new line of processors will offer enhanced display quality and support resolutions up to 1,600 x 1,200 pixels, or UXGA, and HDTV. We intend to develop a family of derivative semiconductors and circuit boards built around this core technology. We cannot assure you that we will successfully develop new products or product enhancements based on our research and development activities. In addition, we cannot assure you that, if new products or product enhancements are developed, any such new product or product enhancements will be developed in time to capture market opportunities or achieve a significant or substantial level of acceptance in new and existing markets.

     Circuit board products. We design and market both custom and standard display processing circuit boards, built around our semiconductors, as turnkey display processing solutions for specific display applications. Our custom circuit boards address the unique needs of display manufacturers that want to support several control and output capabilities on a single circuit board. These capabilities include video display, touch-screen controls and the ability to support specialized forms of data input such as credit card or bar code readers. Our custom circuit boards take advantage of our highly integrated display processing solution to eliminate the need for multiple cable connections, reduce physical system dimensions and improve system quality, while lowering overall system cost. We offer these circuit boards to our OEM customers in optional kit form. Our standard controller circuit boards provide an effective off-the-shelf solution to our low volume display OEM customers.

TECHNOLOGY

     Processing display signals requires large data streams to be recognized, sampled, formatted and converted in real time. For example, operating a flat panel SXGA digital display requires the digital processor to perform more than
1.5 billion operations per second.

     The following diagram shows an example of the flow of data though our Cheetah3 processor and some of the key steps required to generate a digital display signal from an analog display signal input.

[FLOW CHART]

     Our processors convert signals from a broad range of sources into a format that can be displayed on different display devices with minimal need for consumers to adjust operating device parameters. To accomplish this, our processors must identify the input signal type and mode, convert it into a digital form and then process it to match the display device. Our processors respond and automatically adjust in real time to changes in the type and mode of the incoming display signal. We have developed significant proprietary architecture and design features to support the processes implemented by our chips. These processes include:

     Analog-to-digital conversion. Most PCs and televisions generate analog display signals. In order to display this signal on a digital screen, the analog data stream must be correctly identified, rapidly and accurately sampled and converted to a digital signal with no measurable error in the timing of the sampling. With our Cheetah3 processor, we have successfully addressed the significant technical challenges of integrating analog-to-digital conversion onto a single semiconductor. This enables us to lower costs and improve display performance.

     Mode detection. Our processors are designed to identify the resolution, scanning format and frame refresh rate of the incoming display signal. Analog display signals do not contain explicit information about these parameters. Our SureSync technology measures the frequency of horizontal and vertical synchronization signals contained within the incoming signal to deduce its mode. The timing of these signals is not uniform and varies depending upon the architecture and implementation of the PC graphics subsystem. We regularly examine and incorporate information about these characteristics into the software that supports our products, enabling them to detect and synchronize with the PC graphics subsystems of virtually all manufacturers worldwide.

     Spatial processing. Spatial processing, or scaling, is the process of reformatting the resolution of an image to properly match the resolution of a display. We have developed several generations of scaling technology that increase and reduce the size of images as needed using efficient processing algorithms.

     Temporal processing. Each type of digital display supports a single, fixed frame refresh rate, requiring adjustment of the flow of data to be matched to the display device. Typically, the adjustment is performed through the use of external memory. Our Cheetah3 display processors provide maximum flexibility by being the first product on the market to provide integrated support for external frame memory on a single chip and to provide an option to exclude memory, if desired, to reduce cost.

     Color depth processing. Display devices often render the colors of the same image differently because of variations in technologies and manufacturing techniques used by different display manufacturers. Our processors incorporate hardware and software that allows manufacturers to compensate for these differences and to adjust the image being displayed. In addition, many digital displays generate far fewer than the 16 million colors which traditional CRTs are capable of displaying. In the case of certain older flat panel displays, colors are limited to as few as eight. Our color processing technology simulates additional colors so that the human eye perceives a far larger number of colors than are supported by the display device. Our processors also include circuitry that can enhance the details in the image, compensating for certain losses and degradation of signal data resulting from the physical transmission of the analog signals.

     Display formatting. Digital displays have differences in their internal architecture to which a signal must be adapted in order for the image to appear on the screen. These differences can affect the characteristics of display processing output signals that operate them. These variations include differences in the number of bits or information that must be transmitted to the display at one time and in the format and timing of signals that control certain display functions. The format of these display signals from our processors is programmable in software. Our processors can support all available types of digital displays, including all types of plasma displays, projector devices and liquid crystal displays, including active and passive matrix. This offers our customers flexibility because they can change the manufacturing source of a particular size of panel, or even change the size of the panel, without redesigning a new display processing circuit board.

     Software technology. The operation and internal configuration of our processors is controlled by embedded software running on the display manufacturer's circuit board. Our embedded software and easy-to-use software utilities allow us to offer significant custom design features to display manufacturers, including the design of the on-screen display user interface. In addition, our SureSync and Smart-Set technologies enable consumers to optimize image quality by clicking a single button or setting and are implemented using a combination of hardware and software.

CUSTOMERS, MARKETING AND TECHNICAL SUPPORT

     The digital display manufacturing market is dominated by a few manufacturers and suppliers. We have achieved initial success in this concentrated market. Our customers include Fujitsu, GES Singapore PTE. Ltd., Elo TouchSystems, Korea Computer Incorporated, Lite-On, NEC, NewComm World Co., Ltd., Sanyo and Sony Corporation, which each accounted for at least 2.0% of our revenues for the three months ended September 30, 1999. NEC and Elo TouchSystems accounted for 29.3% and 19.9%, respectively, of our revenues for the six months ended September 30, 1999. We do not have purchase contracts with any of our customers that obligate them to continue to purchase our display processors, and these customers could stop purchasing our display processors at any time.

     As of September 30, 1999, we employed 31 individuals in sales and marketing and as field applications engineers and maintained relationships with seven independent regional sales representatives. Our sales and marketing strategy focuses on achieving design wins from leading OEM display manufacturers. We market and sell our semiconductor products in the U.S. through distributors and independent regional sales representatives and in Asia through independent regional sales representatives in Japan, Korea, Taiwan and elsewhere, with direct support from our U.S. and Indian offices. We market and sell our circuit board products in the U.S. through distributors and our direct sales personnel, and in Asia through sales representatives, with direct support from our U.S. and Indian offices. We believe that providing customers with comprehensive product support is critical to remaining competitive in the markets we serve. We provide technical support through our sales representatives and from our office in San Jose, California. We currently provide full-time, on-site field applications engineers to support major customers in Japan, Korea, Singapore and Taiwan.

RESEARCH AND DEVELOPMENT

     Our future success will depend to a large extent on our ability to rapidly develop and introduce new products and enhancements to our existing products that meet emerging industry standards and satisfy changing customer requirements. We have made and expect to continue to make substantial investments in research and development and to participate in the development of new and existing industry standards.

     Our research and development has been focused in high speed analog-to-digital signal display processors and advanced display processing algorithms. We also conduct research and development in custom semiconductor design. The majority of our engineers are involved in high speed, mixed signal integrated circuit design and verification, with the remaining engineers involved in algorithm development and software and system design. Before development of a new product commences, our marketing managers work closely with research and development engineers and customers to develop comprehensive requirement specifications. In addition, our marketing managers and engineers review the applicable industry standards and incorporate desired changes into new product specifications. After a product is designed and becomes commercially available, our engineers continue to work with various customers on specific design issues to understand emerging requirements that may be incorporated into future product generations or product upgrades.

     In July 1999, we entered into a joint license and development agreement with Faroudja under which we obtained a license to develop semiconductors using Faroudja's video decoding, deinterlacing and image enhancement technologies. Under the terms of the agreement, we may develop display processors that are intended to expand our semiconductor technology into emerging television and monitor markets. Faroudja may not transfer the licensed technology to others until October 27, 2000 or eight months after we have the technology or ten months following the delivery of the technology (depending upon our achieving certain development milestones). The agreement will continue perpetually until terminated by a breach by either party. We are prohibited from developing, for use in products licensed, sold or distributed by us to third parties or for use in products licensed, sold or distributed through a private label, any circuit board video display processor that incorporates a licensed chip and is intended to be used as a standalone video display processor similar to certain Faroudja products. Under the terms of the license agreement, we are required to provide Faroudja with certain favorable pricing terms in connection with Faroudja's purchase of products developed by us incorporating their technology. We are also required to pay royalties to Faroudja on sales of our semiconductors incorporating their technology. Faroudja may terminate the agreement if we fail to perform or violate the terms of the agreement and fail to cure such violation within 30 days of Faroudja's written notice thereof. We issued shares of our common stock to Faroudja in connection with the grant of the license under the agreement.

     Our research and development expenditures totaled $2.3 million in the fiscal year ended March 31, 1999 and $1.6 million in the fiscal year ended March 31, 1998. Research and development expenses consist primarily of salaries and related costs of employees engaged in research, design, and development activities. In addition, expenses for outside engineering consultants and NRE are included in research and development expenses. As of September 30, 1999, there were 34 employees engaged in research and development. We perform our research and development activities at our headquarters in San Jose, California and at our facility in Bangalore, India. As of September 30, 1999, 32 of our employees were based at our facility in India.

MANUFACTURING

     We have adopted a fabless semiconductor manufacturing model and outsource all of our semiconductor manufacturing, assembly and testing. This approach allows us to focus our resources on the design, development and marketing of our products and significantly reduces our capital requirements. As of September 30, 1999, we had a staff of five operations personnel responsible for inventory shipping, purchasing and quality control. We subcontract all of our semiconductor manufacturing to Fujitsu Microelectronics and Kawasaki LSI U.S.A.. All of our products have been and are expected to continue to be single-source manufactured for the foreseeable future. Currently, we must place orders three to four months in advance of expected delivery. We maintain our inventory levels based on current lead times from foundries plus safety stock to account for fluctuations in demand that we anticipate on the basis of our customers' forecasts.

     If we lose or decide to change a key supplier or foundry, it could take several months to qualify a new supplier or foundry. Changing or qualifying a new supplier or foundry, would likely involve delay and expenses, resulting in foregone revenues, reduced operating margins and possible detriment to customer relationships. Since we place our orders on a purchase order basis and do not have a long term volume purchase agreement with any of our existing suppliers, any of these suppliers may allocate capacity to the production of other products while reducing deliveries to us on short notice. While we believe that we currently have good relationships with our foundries and adequate capacity to support our current sales levels, there can be no assurance that adequate foundry capacity will be available in the future on acceptable terms, if at all.

     Our semiconductor products are currently fabricated using a range of process technologies. We must continuously develop our products using new sub-micron technologies to remain competitive on a cost and performance basis. Migrating to new technologies is a challenging task requiring new design skills, methods and tools. We believe that the transition of our products to smaller geometries will be important for us to remain competitive. Our business could be harmed if any transition is delayed or inefficiently implemented.

INTELLECTUAL PROPERTY

     We rely on a combination of non-disclosure agreements and copyright, trademark and trade secret laws to protect the algorithms, design and architecture of our semiconductor technology. We currently have four pending applications for patents filed with the U.S. Patent and Trademark Office for protection of certain of our significant technologies, including our video adapter circuit, on-screen user interface, dual spatial and temporal scaling system, video signal processing and channel equalization technology. In the future, we expect to seek patent protection for our technologies as necessary. Any future patents may not be granted and if granted may be invalidated, circumvented, challenged or licensed to others.

     To supplement the technologies that we develop internally, we have licensed rights to use certain patents held by third parties, and we may license additional technology rights in the future. In July 1999, we licensed certain patents and trade secrets from Faroudja relating to its video decoding, deinterlacing and image enhancement technologies. If the agreement is terminated due to a material breach by us, the license of technology under the agreement will terminate. In this event, we would be required to exclude the licensed technology from our existing and future product lines.

     The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. We have certain indemnification obligations with respect to the infringement of third-party intellectual property rights. There is no intellectual property litigation currently pending against us. However, we may from time to time receive notifications of claims that we may be infringing patents or other intellectual property rights owned by third parties. If it is necessary or desirable, we may seek licenses under those patents or intellectual property rights.

However, we cannot be sure that licenses will be offered or that the terms of any offered licenses will be acceptable to us.

COMPETITION

     The display signal processing industry is very competitive. The markets in which we operate are characterized by rapid technological change, evolving industry standards and declining average selling prices, and we expect them to become increasingly competitive. We believe that the key competitive factors in our markets are product design, performance, price, features, size, reliability, time to market and customer support. Our ability to successfully compete in our target markets also depends on our continued success in the development of high performance display processors at optimal price points. In addition, our competitiveness may be affected by the development of competing technologies, the emergence of new industry standards and consumer demand for specific display features on the display device. Failure to monitor and effectively respond to these trends could reduce demand for our products.

     Our competitors include a range of diversified electronic and semiconductor companies that offer display processing products. In particular, we compete against Arithmos, Genesis, Pixelworks and Silicon Image. In some instances, we also compete with internally designed processing solutions, developed by OEM display manufacturers. In the future, our current or potential customers may also develop their own proprietary display processors and become our competitors. In addition, start-up companies that are seeking to capitalize on business opportunities as a result of the shift from analog to digital technology may seek to compete in our markets. Our competitors may develop advanced technologies enabling them to offer more cost-effective and higher quality solutions to OEM customers than those offered by us. Increased competition could harm our business, financial condition and results of operations by, for example, increasing pressure on our profit margins or causing us to lose sales opportunities.

EMPLOYEES

     As of September 30, 1999, we employed 74 full-time employees, including 34 in research and development, five in operations, 31 in sales and marketing and four in general and administration. Our employees are not represented by a collective bargaining organization, and we believe that our relations with our employees are good.

FACILITIES

     We maintain a 9,300 square foot facility in San Jose, California, pursuant to a sublease that expires in September 2000. This facility comprises our headquarters and includes our research and development, sales and marketing and administration departments. We also maintain a facility in Bangalore, India pursuant to a lease that will expire in March 2000. We believe that our existing facilities are adequate for our current needs and that additional space sufficient to meet our needs for the foreseeable future will be available on reasonable terms.

LEGAL PROCEEDINGS

     As of September 30, 1999, we are not a party to any legal proceeding.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Sage, and their ages as of August 23, 1999, are as follows:

                    NAME(1)                       AGE                     POSITION
                    -------                       ---                     --------
Chandrashekar M. Reddy(2)(3)....................  39    President, Chief Executive Officer and
                                                        Director
Simon P. Westbrook..............................  50    Chief Financial Officer, Secretary and
                                                        Treasurer
Arun Johary.....................................  41    Vice President of Engineering and
                                                        Chief Technical Officer
Vijay P. Desai..................................  39    Vice President and General Manager,
                                                        Systems Business Unit
Pratap G. Reddy.................................  40    Vice President and General Manager, IC
                                                        Business Unit
Michael A. Gumport(3)...........................  47    Director
N. Damodar Reddy(2).............................  61    Director
Kenneth Tai(2)(3)...............................  49    Director

-------------------------
(1) There is no familial relationship between Chandrashekar M. Reddy, N. Damodar Reddy or Pratap G. Reddy.
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

     Chandrashekar M. Reddy has served as President and Chief Executive Officer since our inception. From January 1986 to January 1995, Mr. Reddy held several design and program management positions at Intel Corporation. Mr. Reddy received a BS in Electrical Engineering from the Indian Institute of Technology and an MS in Electrical Engineering from the University of Wisconsin, Madison.

     Simon P. Westbrook has served as Chief Financial Officer, Secretary and Treasurer of Sage since April 1997. From March 1996 to January 1997, Mr. Westbrook was Chief Financial Officer of Virtual I-O, Inc. From February 1992 to March 1996, Mr. Westbrook was Controller at Creative Technology, Ltd. Mr. Westbrook received an MA degree in Economics from Trinity College, Cambridge University.

     Arun Johary has served as Vice President of Engineering and Chief Technical Officer of Sage since April 1997. From January 1995 to January 1997, Mr. Johary was a Vice President for Technology at Armedia Inc., a company Mr. Johary co-founded in 1995, that developed high-performance MPEG-2 decoder chips for a large Japanese broadcast equipment company. From June 1986 to January 1995, Mr. Johary served as a Senior Engineer of Graphics and Multimedia Architecture at Chips & Technologies, Inc. From August 1982 to June 1986, Mr. Johary was an Applications Engineer at Intel Corporation. Mr. Johary received a BS in Electrical Engineering from the Indian Institute of Technology and an MS in Electrical Engineering from the University of Southern California.

     Vijay P. Desai has served as Vice President and General Manager, Systems Business Unit, of Sage since August 1996. From October 1989 to August 1996, Mr. Desai held a business development and management position at Sharp Electronics. From September 1983 to October 1989, Mr. Desai held several technical sales and marketing positions at Intel Corporation, AT&T Corporation and Siemens Corporation. Mr. Desai received a BS in Electrical Engineering from the University Baroda in India, a M.S. in Computer Science from Stevens Institute of Technology and an MBA from the University of Phoenix.

     Pratap G. Reddy has served as Vice President and General Manager, IC Business Unit, of Sage since April 1998. From June 1983 to March 1988, Mr. Reddy held a design and management position at Data General, Inc. From March 1988 to March 1998, Mr. Reddy served as the Group Director for Management and Business Development at Synopsys, Inc. Mr. Reddy received a BS degree in Electrical Engineering from Kakatiya University and an MS degree in Engineering Management from the University of Iowa.

     Michael A. Gumport has served as a Director of Sage since October 1996. Since September 1998, Mr. Gumport has been the Chief Financial Officer of FED Corporation, an optoelectronics company. From February 1990 to September 1998, Mr. Gumport served as a Senior Vice President for Semiconductor Equity Research at Lehman Brothers. Mr. Gumport received a BA degree from Amherst College and an MBA from Columbia University.

     N. Damodar Reddy has served as a Director of Sage since October 1996. Since April 1985, Mr. Reddy has served as the President of Alliance Semiconductor. Mr. Reddy received an MS in Electrical Engineering from North Dakota State University and an MBA from the University of Santa Clara.

     Kenneth Tai has served as a Director of Sage since August 1999. Since April 1998 Mr. Tai has served as the Chairman of Digitimes Publications, Inc., and since March 1996 Mr. Tai has also served as the Chairman of Investar Capital, Inc. From April 1993 to December 1995, Mr. Tai served as the Vice Chairman of UMAX (USA), Inc. Prior to joining UMAX, Mr. Tai was one of the co-founders of Acer Group where he served as Vice President of Worldwide Sales and Marketing as well as President of the Acer Group USA. Mr. Tai received a BS degree in Electrical Engineering from National Chiao Tung University and an MBA from Tamkang University.

BOARD OF DIRECTORS AND COMMITTEES

     Our bylaws require that our board of directors be comprised of between three and five members. There are currently four directors on our board. Directors are elected at our annual meeting of stockholders by a vote of the holders of a majority of the voting power represented at such meeting. A director may be re-elected for subsequent terms. The board of directors has a compensation committee and an audit committee.

     Compensation Committee. The compensation committee of the board of directors is responsible for reviewing and recommending to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors, including annual salaries, bonuses, stock option and other incentive compensation arrangements. The compensation committee also administers our 1997 Stock Plan. The current members of the compensation committee are Chandrashekar M. Reddy, Kenneth Tai and N. Damodar Reddy.

     Audit Committee. The audit committee of the board of directors is responsible for reviewing and monitoring our corporate financial reporting and external audits, including our internal control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiate inquiries into aspects of our financial affairs. The current members of our audit committee are Chandrashekar
M. Reddy, Kenneth Tai and Michael A. Gumport.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Our non-employee directors do not receive cash compensation for their service as directors. On appointment, each non-employee director received a one-time grant of options to purchase shares of our common stock in amounts ranging from 30,333 to 31,666 shares. In each case, the options vest over a four-year period. See "Stock Option Plans -- 1997 Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised of Chandrashekar M. Reddy, Kenneth Tai and N. Damodar Reddy. Chandrashekar M. Reddy also serves as our President and Chief Executive Officer. Prior to the establishment of the compensation committee on March 18, 1999, the board of directors as a whole made all decisions relating to executive compensation. For a description of the transactions between us and members of the compensation committee, and entities affiliated with such members, see the transactions described under the heading "Certain Transactions" in this prospectus. None of our executive officers serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. There is no familial relationship between Chandrashekar M. Reddy, N. Damodar Reddy or Pratap G. Reddy.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the fiscal year ended March 31, 1999 paid by us for the services provided by our President and Chief Executive Officer and the other executive officers whose total salary and bonus for such fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                            ANNUAL COMPENSATION      COMPENSATION
                                            -------------------   ------------------
                                                                      SECURITIES        ALL OTHER
       NAME AND PRINCIPAL POSITION           SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION
       ---------------------------          --------   --------   ------------------   ------------
Chandrashekar M. Reddy
  President and Chief Executive Officer...  $140,000   $123,278             --           $107,211(1)
Simon P. Westbrook
  Chief Financial Officer,
  Secretary and Treasurer.................   125,000     96,325             --                 --
Arun Johary
  Vice President of Engineering and
  Chief Technical Officer.................   135,000    153,227         48,333                 --
Vijay P. Desai
  Vice President and General Manager,
  Systems Business Unit...................   125,000         --         47,667             11,844(1)
Pratap G. Reddy(2)
  Vice President and General Manager IC
  Business Unit...........................   125,000     70,352         72,333                 --

-------------------------
(1) Includes amounts paid in fiscal year 1999 as salary deferred in fiscal years 1996 and 1997.

(2) Pratap Reddy started employment with us in April 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during the fiscal year ended March 31, 1999 to each of our executive officers:

                                                  INDIVIDUAL GRANTS
                                      -----------------------------------------    POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                                 AT ASSUMED ANNUAL RATES OF
                         SECURITIES     % OF TOTAL                                STOCK PRICE APPRECIATION FOR
                         UNDERLYING   OPTIONS GRANTED                                    OPTION TERM(4)
                          OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION   ----------------------------
         NAME            GRANTED(1)   FISCAL 1999(2)     PRICE(3)       DATE          5%               10%
         ----            ----------   ---------------    --------    ----------   -----------      -----------
Chandrashekar M.
  Reddy................        --            --%          $   --            --      $    --          $    --
Simon P. Westbrook.....        --            --               --            --           --               --
Aron Johary............        --            --               --            --           --               --
Vijay P. Desai.........        --            --               --            --           --               --
Pratap G. Reddy........    64,000          4.27%           0.564      04/01/08       22,656           65,280

-------------------------
(1) Each of the options vested as to 25% of the shares on April 1, 1999 and 2.08% shall vest monthly over the following three years thereafter.

(2) Based on a total of 306,181 option shares granted to our employees under our 1997 Stock Plan during fiscal year 1999.

(3) The exercise price was equal to the fair market value of our common stock as valued by our board of directors on the date of grant. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4) The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the depreciated price.

                         AGGREGATE OPTION EXERCISES IN
               LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding options that were exercised by the executive officers during fiscal year 1999 and the number and value of unexercised, in the money options, at June 30, 1999:

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF
                                                             UNEXERCISED OPTIONS     UNEXERCISED IN-THE-
                                                                   HELD AT          MONEY OPTIONS HELD AT
                                  SHARES                      JUNE 30, 1999(1)        JUNE 30, 1999(2)
                               ACQUIRED ON       VALUE      ---------------------   ---------------------
            NAME               EXERCISED(1)   REALIZED($)    VESTED     UNVESTED     VESTED     UNVESTED
            ----               ------------   -----------   --------    ---------   --------    ---------
Chandrashekar M. Reddy.......    160,666         $ --            --           --    $    --      $    --
Simon P. Westbrook...........    149,000           --            --           --         --           --
Arun Johary..................    200,000           --            --       48,333         --      552,451
Vijay P. Desai...............         --           --        16,881       30,785    192,957      351,873
Pratap G. Reddy..............         --           --        25,784       46,548    294,719      532,051

-------------------------
(1) The options are immediately exercisable for all of the option shares, but any shares purchased under those options may be repurchased by us at the original exercise price paid per share, if the optionee ceases service with us before vesting in such shares. The heading Vested refers to shares that are no longer subject to repurchase. The heading Unvested refers to shares subject to repurchase as of June 30, 1999.

(2) Based on the fair market value of our common stock as determined by our board of directors as of July 31, 1999 of $12.00 per share as estimated at the time, less the exercise price payable for such shares.

EMPLOYEE BENEFIT PLANS

Stock Option Plans

     Our 1997 Stock Plan was approved our board of directors and our stockholders on November 4, 1997. The 1997 Stock Plan permits the grant of securities of Sage, including options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1984, as amended, or the Code, and nonqualified stock options to employees, officers, directors, independent contractors and consultants; provided, however that incentive stock options may be granted only to our employees. As of September 30, 1999, options to purchase 643,454 shares of common stock granted under the 1997 Stock Plan had been exercised, option to purchase 1,016,095 shares of common stock were outstanding and options to purchase 578,782 shares of common stock remained available for grant.

     The board of directors or a committee designated by the board or the administrator is authorized to administer the 1997 Stock Plan, including the selection of persons to whom options may be granted and the interpretation and implementation of the 1997 Stock Plan. Options granted under the 1997 Stock Plan will vest and become exercisable as determined by the administrator at the time of the option grant. The term of each option will be as determined by the administrator; provided, however, that the maximum term of an option granted under the 1997 Stock Plan is ten years (five years in the case of an incentive stock option granted to a 10% stockholder). The aggregate fair market value, on the date of grant, of our common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000 and such excess shall be treated as nonstatutory stock options. The exercise price of each option granted under the 1997 Stock Plan shall be as set forth in the applicable agreement, but shall not, in the case of an incentive stock option that is granted to an employee who owns stock representing more than 10% of the voting power, be less than 110% of the fair market value, or granted to any other employee, be less than 85% of the fair market value, in the case of a nonqualified stock option that is granted to a person who owns stock representing more than 10% of the voting power, be less than the 110% of the fair market value, or granted to any other person, be less than 100% of the fair market value. In the event of a sale of all our assets or merger with or into another corporation, all of the options granted under the 1997 Stock Plan will terminate unless assumed or substituted. The 1997 Stock Plan may be amended at any time by the board of directors, although certain amendments require stockholder approval. The 1997 Stock Plan will terminate in November 2007 unless earlier terminated by the Board.

1999 Employee Stock Purchase Plan

     Our 1999 Employee Stock Purchase Plan, which is expected to be approved by our board of directors and by our stockholders in October 1999, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and to provide our employees with an opportunity to purchase common stock through payroll deductions.

     Our board of directors or a committee designated by the board from time to time shall grant to eligible employees the right to participate in an offering of common stock under the plan during certain offering periods. We expect that on the first day of each offer period, a participating employee will be granted purchase rights which are a form of option to be automatically exercised on the forthcoming exercise dates within the offer period during which deductions will be made from the pay of the participants. When a purchase right is exercised, the participant's withheld salary will be used to purchase shares of our common stock. The price per share at which our shares of common stock are to be purchased under our employee stock purchase plan during any offering period will be the lesser of:

     - 85% of the fair market value of our common stock on the date of the grant of the option (the commencement of the offer period); or

     - 85% of the fair market value of our common stock on the exercise date.

All our employees whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate. Employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such individuals in the plan will not be eligible to participate. Certain additional limitations on the amount of common stock which may be purchased during any calendar year are imposed by the Code.

     Our employee stock purchase plan will be administered by our board of directors or a committee designated by our board, which will have the authority to administer our employee stock purchase plan and to resolve all questions relating to its administration.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability:

     - for any breach of such director's duty of loyalty to us or to you, our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases as provided in Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which a director derives an improper personal benefit.

     Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our officers, employees and other agents to the full extent permitted by law and in excess of that expressly permitted by Section 145 of the DGCL, as authorized in our certificate of incorporation.

     We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defenses of any action or proceeding arising out of such party's status or service for us as a director, officer or employee or other agent upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification except that any agent with respect to such expenses shall be authorized by the board of directors.

     In addition to indemnification provided for in our charter documents, upon the closing of this offering, we will have entered into agreements to indemnify our directors and officers. To the fullest extent permitted by the DGCL, these agreements, among other things, provide for the indemnification of our directors and officers for some of the expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in the right of the company, arising out of person's services as one of our directors or officers, any of our subsidiaries or any other company or enterprise to which such person provides services at our request. Furthermore, we plan to purchase and maintain insurance on behalf of our directors and officers to insure them against liabilities that they may incur in their capacities as or arising out of their status as directors and officers. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.

     At present we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Since April 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries was or is to be party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation agreements and other arrangements described below or under the heading "Management" in this prospectus.

RELATIONSHIP WITH OTHER INVESTORS

Private Placement Transactions

     Since our inception, we have issued certain shares of our preferred stock to directors, executive officers and 5% stockholders in the private placement transactions described below:

     - an aggregate of 886,666 shares of Series A preferred stock at $0.564 per share on September 20, 1996 to investors including 366,916 shares to N. Damodar Reddy and 129,500 shares to Michael A. Gumport; and

     - an aggregate of 1,534,962 shares of Series D preferred stock at $3.861 per share from May 1, 1998 to August 31, 1998 to investors, including 647,500 shares to entities affiliated with the Investar Group.

     We also issued an aggregate of 312,333 shares of common stock for $3.00 per share in a private placement of shares in 1997, including 28,666 shares of common stock to Chandrashekar M. Reddy on June 30, 1997.

     From May 1, 1998 to May 15, 1998 we issued warrants to purchase an aggregate of 166,192 shares of Series D preferred stock at an exercise price of $3.861 to investors, including entities affiliated with the Investar Group. These warrants will terminate upon the closing of the sale of common stock offered in this offering, if not exercised on or before the time of closing.

Investors' Rights Agreements

     Each of the Series D and Series E investors and Faroudja Laboratories, Inc. acquired the following registration rights:

     - two demands for registration at any time after six months following the consummation of this offering. This demand registration right may be made by the holders that own at least 20% of the registrable securities. If our board of directors determines in good faith that the demand registration would be seriously detrimental to us, we are entitled to postpone the filing of the registration statement for a period not to exceed 120 days, provided that we may not utilize this right more than once in any twelve-month period;

     - piggyback registration rights, if we propose to register any securities under the Securities Act in connection with any public offering of our securities other than a registration relating solely to the sale of securities to participants in our stock plan or transaction covered by Rule 145 under the Securities Act, a registration in which the stock being registered is common stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, subject to quantity limitations determined by underwriters if the offering involves an underwriting; and

     - demand registration rights at any time after we become eligible to register our securities on Form S-3, provided, among other limitations, that the proposed aggregate price to the public is at least $500,000 and that we have not effected two of these registrations in any twelve-month period preceding the date of such request. This demand registration right may be made by the holders of Series D and Series E preferred stock, as the case may be, that own at least 10% of the shares of common stock into which such preferred stock converts, or by Faroudja Laboratories, Inc.

     Except for expenses incurred in connection with a registration of common stock on Form S-3, which will be borne pro rata by the participants in the Form S-3 registration, we have agreed to bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions. We have also agreed, to the extent permitted by law, to indemnify each of the Series D and Series E investors and Faroudja Laboratories, Inc. against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     The registration rights of each of the Series D and Series E investors and Faroudja Laboratories, Inc. terminate on the earlier of;

     - the fourth anniversary of the date of this offering; or

     - the date when the shares held by them may be sold under Rule 144 or another similar exemption under the Securities Act during any three-month period without registration.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information regarding the beneficial ownership of our common stock as of August 19, 1999, by the following individuals or groups:

     - each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

     - each of our executive officers;

     - each of our directors; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Sage, Inc., 2460 North First Street, Suite 100, San Jose, California 95131. Except as otherwise indicated, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown held by them.

     To the extent that any shares of common stock are issued upon exercise of options, warrants or other rights that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of August 19, 1999 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons but are not treated as outstanding for the purpose of computing the percentage of any other person.

     The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

                                   AMOUNT AND NATURE OF SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF AUGUST 19, 1999
                               ---------------------------------------------------------------------------------------------
                                                                                                            PERCENT OF
                                                    SHARES SUBJECT TO         SHARES ISSUABLE           OUTSTANDING SHARES
                                                        A RIGHT OF          PURSUANT TO OPTIONS       ----------------------
                               OUTSTANDING SHARES    REPURCHASE AS OF    EXERCISABLE WITHIN 60 DAYS   BEFORE THE   AFTER THE
                                OF COMMON STOCK     AUGUST 19, 1999(2)       OF AUGUST 19, 1999        OFFERING    OFFERING
                               ------------------   ------------------   --------------------------   ----------   ---------
5% STOCKHOLDERS:
  Entities affiliated with
    Investar Group(1)........       848,968                   --                       --                12.9%        8.5%
DIRECTORS AND EXECUTIVE
  OFFICERS:
  Chandrashekar M. Reddy.....       905,304                   --                       --                13.8%        9.2%
  Simon P. Westbrook.........       157,236               70,565                       --                 2.4%        1.6%
  Arun Johary................       204,836              107,205                       --                 3.1%        2.1%
  Vijay P. Desai.............       353,194               54,028                   19,861                 5.4%        3.6%
  Pratap G. Reddy............       362,965               54,028                   32,565                 5.5%        3.7%
  N. Damodar Reddy...........       412,863                   --                   29,280                 6.3%        4.2%
  Michael A. Gumport.........       274,641                   --                   30,587                 4.1%        2.8%
  Kenneth Tai(1).............       848,968                   --                       --                12.9%        8.5%
  All executive officers and
    directors as a group (8
    persons).................     2,671,039                   --                       --                53.7%       27.2%

-------------------------
(1) Includes 1,388,500 shares and 28,321 shares subject to warrants exercisable within 60 days of August 19, 1999 held by Investar Semiconductor Development Fund, Inc., 129,500 shares and 9,442 shares subject to warrants within 60 days of August 19, 1999 held by Investar Excelsus Venture Capital (International) Inc., 129,500 shares and 9,442 shares subject to warrants within 60 days of August 19, 1999 held by Forefront Venture Partners, L.P. and 129,500 shares and 9,440 shares subject to warrants within 60 days of August 19, 1999 held by Investar Dayspring

    Venture Capital, Inc. The address of Investar Group is Room 1201, TWTC International Trade Building, 12F, 333 Keelung Rd., Sec. 1, Taipei, Taiwan, Republic of China. Investar Capital, Inc. retains voting and management control of Investar Group. Kenneth Tai and Herbert Chang retain voting and management control of Investar Capital, Inc.

(2) Shares of common stock issued under a stock repurchase agreement under which we retained the right to repurchase those shares at a per share purchase price equal to the original per share purchase price if the holder's employment is terminated.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Upon consummation of this offering, no shares of preferred stock and 9,805,795 shares of common stock (10,255,795 shares if the underwriters' over-allotment option is exercised in full) will be outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

     Under our 1997 Stock Plan, 578,782 shares of common stock have been reserved for issuance and options to purchase 1,016,095 shares were outstanding as of September 30, 1999.

COMMON STOCK

     As of September 30, 1999, there were 3,622,553 shares of our common stock outstanding held of record by approximately 57 stockholders, not including 3,183,242 shares that will be issued upon the automatic conversion of the outstanding shares of our preferred stock into common stock upon the closing of the offering. As of September 30, 1999, 578,782 shares of our common stock were reserved for issuance pursuant to the 1997 Stock Plan. Upon completion of the offering, there will be 9,805,795 shares of common stock outstanding.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Sage, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable, and the shares of our common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     As of the closing of this offering, no shares of our preferred stock will be outstanding. Effective at such time and pursuant to our certificate of incorporation, the board of directors will have the authority, without further action by the stockholders, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sage without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may have the effect of decreasing the market price of our common stock, and may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS; SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are subject to Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combinations to include:

     - any merger or consolidation involving the corporation or any majority-owned subsidiary of the corporation and any other person or entity;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any majority-owned subsidiary of the corporation involving the interested stockholder;

     - any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any majority-owned subsidiary of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services. The transfer agent's address is 400 South Hope Street, 4th Floor, Los Angeles, California and its telephone number is (213) 553-9730.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We cannot provide any assurance that a significant public market for our common shares will develop or be sustained after this offering has been completed. The sale of substantial numbers of common shares in the public market, or the possibility of such a sale, could adversely affect prevailing market prices for our common shares. Upon completion of this offering, there will be 9,805,795 shares of our common stock outstanding. This assumes conversion of all outstanding shares of our preferred stock, the surrender for shares of our common stock of all outstanding warranties to purchase common stock, no exercise of the underwriters' over-allotment option and no exercise of outstanding compensatory stock options under our option plans. Of such shares, the 3,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates", as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

     All of our officers, directors and all other stockholders have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the common stock until 180 days after the offering. BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. BancBoston Robertson Stephens Inc. currently has no plans to release any portion of the securities subject to lock-up agreements. As a result of these contractual restrictions and the provisions of Rules 144(k), 144 and 701, the restricted shares will be available for sale in the public market as follows:

     - no shares will be eligible for immediate sale on the date of this Prospectus;

     - no shares will be eligible for sale 90 days after the date of this Prospectus; and

     - approximately 8,620,844 shares will be eligible for sale 180 days after the date of the offering.

     In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person or persons whose shares are aggregated, who owns shares that were purchased from us or any affiliate at least one year previously (including a person who may be deemed an affiliate) is entitled to sell within any three-month period that a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of our common stock (93,940 shares immediately after the offering) or (b) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934 pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical compensatory stock options granted by an issuer before the issuer becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and beginning 90 days after the date of this prospectus, may be sold:

     - by persons other than affiliates, subject only to the manner of sale provisions of Rule 144; and

     - by affiliates under Rule 144 without compliance with its one-year holding period requirement.

     After the offering, the holders of 2,029,295 shares of our common stock or their respective transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates) immediately upon the effectiveness of such registration.

                                  UNDERWRITING

     The underwriters name below, acting through their representatives, BancBoston Robertson Stephens Inc., Prudential Securities Incorporated and Needham & Company, Inc. have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
BancBoston Robertson Stephens Inc. .........................
Prudential Securities Incorporated..........................
Needham & Company, Inc. ....................................
                                                                 ---------
          Total.............................................     3,000,000
                                                                 =========

     We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession not in
excess of        per share, of which        may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

     Over-Allotment Option. We have granted to the underwriters an option exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the same price per share as we will receive for the 3,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of 3,000,000 shares of common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise of full exercise by the underwriters of their over-allotment option.

                                           PER       WITHOUT       WITH
                                          SHARE       OPTION      OPTION
                                         --------    --------    --------
Public offering price..................  $           $           $
Underwriting discounts and
  commissions..........................  $           $           $
Proceeds, before expenses, to us.......  $           $           $

     The expenses of the offering are estimated at $1,000,000 and are payable entirely by us. BancBoston Robertson Stephens Inc. expects to deliver the shares
of common stock to purchasers on November   , 1999.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

     Future Sales. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens, Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans. See "Shares Eligible for Future Sale."

     Directed Shares. At our request, the underwriters will reserve up to 150,000 shares of common stock to be issued by us and offered hereby for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of Sage. The number of shares of common stock available for sale to the general public will be reduced to the extent that such individuals purchase all or a portion of these reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the shares of common stock offered hereby.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of our common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Brobeck Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered hereby. This prospectus does not contain all of the information set forth in that registration statement or the exhibits and schedules to that registration statement. For further information with respect to Sage and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

     You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of certain fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York, located at 7 World Trade Center, 13th Floor, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at after payment of fees prescribed by the Commission. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0300. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish our stockholders with such other reports as we may determine or as may be required by law.

                                   SAGE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)...  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Sage, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Sage, Inc. and its subsidiary at March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
June 30, 1999, except for Note 13,
as to which the date is October 5, 1999

                                   SAGE, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                   PRO FORMA
                                                                                 STOCKHOLDERS'
                                                                                    EQUITY
                                              MARCH 31,                          SEPTEMBER 30,
                                          ------------------    SEPTEMBER 30,        1999
                                           1998       1999          1999           (NOTE 1)
                                          -------    -------    -------------    -------------
                                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents.............  $   380    $ 2,473      $  4,033
  Accounts receivable, net..............      230        804         2,221
  Inventories...........................       68        412            62
  Prepaid expenses and other assets.....      163        172           327
                                          -------    -------      --------
          Total current assets..........      841      3,861         6,643
Property and equipment, net.............      468        432           920
                                          -------    -------      --------
          Total assets..................  $ 1,309    $ 4,293      $  7,563
                                          =======    =======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   324    $   638      $  1,607
  Accrued expenses and other
     liabilities........................    1,457      1,752         1,704
  Notes payable.........................      500         --            --
                                          -------    -------      --------
          Total current liabilities.....    2,281      2,390         3,311
                                          -------    -------      --------
Commitments (Note 11)
Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par
     value; 10,000 shares authorized;
     1,029, 2,564 and 3,063 shares
     issued and outstanding actual; no
     shares issued and outstanding pro
     forma..............................       11         26            31         $     --
  Common stock, $0.01 par value; 23,000,
     23,000 and 50,000 shares
     authorized; 2,602, 3,176 and 3,623
     shares issued and outstanding
     actual; 6,806 shares issued and
     outstanding pro forma..............       26         32            36               68
  Additional paid-in capital............    2,915     11,646        17,640           17,639
  Notes receivable from stockholders....       --       (113)         (113)            (113)
  Deferred compensation related to stock
     options and restricted stock.......       --     (1,013)         (646)            (646)
  Accumulated deficit...................   (3,924)    (8,675)      (12,696)         (12,696)
                                          -------    -------      --------         --------
          Total stockholders' equity....     (972)     1,903         4,252         $  4,252
                                          -------    -------      --------         ========
          Total liabilities and
             stockholders' equity.......  $ 1,309    $ 4,293      $  7,563
                                          =======    =======      ========

   The accompanying notes are an integral part of these financial statements.

                                   SAGE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SIX MONTHS ENDED
                                            YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                        ----------------------------    ------------------
                                         1997      1998       1999       1998       1999
                                        ------    -------    -------    -------    -------
                                                                           (UNAUDITED)
Revenues..............................  $1,758    $ 1,495    $ 7,132    $ 1,346    $ 7,460
Cost of revenues......................   1,136      1,639      4,914        877      4,537
                                        ------    -------    -------    -------    -------
Gross profit (loss)...................     622       (144)     2,218        469      2,923
                                        ------    -------    -------    -------    -------
Operating expenses:
  Research and development............     994      1,597      2,270      1,039      1,805
  Charge for in-process technology....      --         --         --         --      2,500
  Selling, general and
     administration...................     329        945      3,214      1,094      2,355
  Stock compensation..................      --         --      1,596      1,005        367
                                        ------    -------    -------    -------    -------
     Total operating expenses.........   1,323      2,542      7,080      3,138      7,027
                                        ------    -------    -------    -------    -------
Loss from operations..................    (701)    (2,686)    (4,862)    (2,669)    (4,104)
Interest income (expense), net........      (7)       (89)       111         53         83
                                        ------    -------    -------    -------    -------
Net loss..............................  $ (708)   $(2,775)   $(4,751)   $(2,616)   $(4,021)
                                        ======    =======    =======    =======    =======
Net loss per share:
  Basic and diluted...................  $(0.32)   $ (1.08)   $ (2.00)   $ (1.07)   $ (1.36)
                                        ======    =======    =======    =======    =======
Pro forma net loss per share
  (unaudited).........................                       $ (0.96)              $ (0.67)
                                                             =======               =======
Shares used in computing net loss per
  share:
  Basic and diluted...................   2,246      2,578      2,381      2,444      2,953
                                        ======    =======    =======    =======    =======
Shares used in computing pro forma net
  loss per share (unaudited)..........                         4,965                 5,994
                                                             =======               =======

   The accompanying notes are an integral part of these financial statements.

                                   SAGE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                              CONVERTIBLE                                       NOTES         DEFERRED
                            PREFERRED STOCK    COMMON STOCK     ADDITIONAL    RECEIVABLE    COMPENSATION
                            ---------------   ---------------    PAID-IN         FROM        RELATED TO     ACCUMULATED
                            SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     SHAREHOLDERS   STOCK OPTIONS     DEFICIT      TOTAL
                            ------   ------   ------   ------   ----------   ------------   -------------   -----------   -------
Balance at March 31,
  1996....................     --     $--     2,160     $22      $   160        $  --          $    --        $  (441)    $  (259)
Issuance of Series A
  preferred stock.........    887       9        --      --          491           --               --             --         500
Issuance of common stock
  for cash, net of
  repurchases.............     --      --       317       3        1,002           --               --             --       1,005
Net loss..................     --      --        --      --           --           --               --           (708)       (708)
                            -----     ---     -----     ---      -------        -----          -------        -------     -------
Balance at March 31,
  1997....................    887       9     2,477      25        1,653           --               --         (1,149)        538
Issuance of common stock
  for cash, net of
  repurchases.............     --      --       125       1          314           --               --             --         315
Issuance of Series B
  preferred stock.........     83       1        --      --          499           --               --             --         500
Issuance of Series C
  preferred stock.........     59       1        --      --          399           --               --             --         400
Issuance of warrants of
  Series D preferred stock
  in connection with notes
  payable.................     --      --        --      --           50           --               --             --          50
Net loss..................     --      --        --      --           --           --               --         (2,775)     (2,775)
                            -----     ---     -----     ---      -------        -----          -------        -------     -------
Balance at March 31,
  1998....................  1,029      11     2,602      26        2,915           --               --         (3,924)       (972)
Issuance of common stock
  upon exercise of stock
  options.................     --      --       571       6          323         (113)              --             --         216
Issuance of common stock
  for consulting services,
  net.....................     --      --         3      --            8           --               --             --           8
Issuance of Series D
  preferred stock, net of
  issuance cost of $150...  1,453      14        --      --        5,444           --               --             --       5,458
Issuance of Series D
  preferred stock for
  settlement of notes
  payable.................     82       1        --      --          317           --               --             --         318
Issuance of Series D
  preferred stock warrants
  in connection with line
  of credit...............     --      --        --      --           30           --               --             --          30
Deferred compensation
  related to restrictions
  placed in common
  stock...................     --      --        --      --          393           --             (393)            --          --
Deferred compensation
  related to stock option
  grants..................     --      --        --      --        2,216           --           (2,216)            --          --
Amortization of deferred
  compensation related to
  stock options and
  restricted stock........     --      --        --      --           --           --            1,596             --       1,596
Net loss..................     --      --        --      --           --           --               --         (4,751)     (4,751)
                            -----     ---     -----     ---      -------        -----          -------        -------     -------
Balance at March 31,
  1999....................  2,564      26     3,176      32       11,646         (113)          (1,013)        (8,675)      1,903
Exercise of preferred
  stock
  warrants (unaudited)....      6      --        --      --           35           --               --             --          35
Issuance of Series E
  preferred stock, net of
  issuance cost of $30
  (unaudited).............    493       5        --      --        2,919           --               --             --       2,924
Issuance of Series E
  preferred stock warrants
  (unaudited).............     --      --        --      --            4           --               --             --           4
Issuance of common stock
  upon exercise of stock
  options (unaudited).....     --      --        72      --           40           --               --             --          40
Issuance of common stock
  in connection with
  license agreement
  (unaudited).............     --      --       375       4        2,996           --               --             --       3,000
Amortization of deferred
  compensation related to
  stock options and
  restricted stock
  (unaudited).............     --      --        --      --           --           --              367             --         367
Net loss (unaudited)......     --      --        --      --           --           --               --         (4,021)     (4,021)
                            -----     ---     -----     ---      -------        -----          -------        -------     -------
Balance at September 30,
  1999 (unaudited)........  3,063     $31     3,623     $36      $17,640        $(113)         $  (646)       $12,696     $ 4,252
                            =====     ===     =====     ===      =======        =====          =======        =======     =======

   The accompanying notes are an integral part of these financial statements.

                                   SAGE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         SIX MONTHS ENDED
                                            YEAR ENDED MARCH 31,          SEPTEMBER 30,
                                        ----------------------------    ------------------
                                         1997      1998       1999       1998       1999
                                        ------    -------    -------    -------    -------
                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss............................  $ (708)   $(2,775)   $(4,751)   $(2,616)   $(4,021)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Charge for in-process
       technology.....................      --         --         --         --      2,500
     Depreciation and amortization....      27        137        250        112        192
     Stock compensation...............      --         --      1,596      1,005        367
     Warrant expense..................      --         50          4         --          4
     Changes in assets and
       liabilities:
       Accounts receivable............    (352)       209       (574)      (140)    (1,417)
       Inventories....................     (72)        26       (344)      (171)       350
       Prepaid expenses and other
          assets......................     (66)       (93)        17        (11)      (155)
       Accounts payable...............     442       (130)       314        122        969
       Accrued expenses and other
          liabilities.................     327        649        303       (271)       (48)
                                        ------    -------    -------    -------    -------
          Net cash used in operating
             activities...............    (402)    (1,927)    (3,185)    (1,970)    (1,259)
                                        ------    -------    -------    -------    -------
Cash flows from investing activities:
  Acquisition of property and
     equipment........................    (204)      (316)      (214)      (134)      (680)
                                        ------    -------    -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuance (repayments)
     of notes payable.................      --        500       (190)      (190)        --
  Net proceeds from issuance of common
     stock............................   1,005        315        224        133        540
  Net proceeds from issuance of
     preferred stock..................     500        900      5,458      5,458      2,959
                                        ------    -------    -------    -------    -------
  Net cash provided by financing
     activities.......................   1,505      1,715      5,492      5,401      3,499
                                        ------    -------    -------    -------    -------
Net increase (decrease) in cash and
  cash equivalents....................     899       (528)     2,093      3,297      1,560
Cash and cash equivalents at beginning
  of year.............................       9        908        380        380      2,473
                                        ------    -------    -------    -------    -------
Cash and cash equivalents at end of
  year................................  $  908    $   380    $ 2,473    $ 3,677    $ 4,033
                                        ======    =======    =======    =======    =======
Supplemental disclosures of cash flow
  information:
     Interest paid....................  $    7    $    27    $    17    $    17    $     8
                                        ======    =======    =======    =======    =======
Noncash investing and financing
  activities:
  Issuance of convertible preferred
     stock in lieu of debt
     repayments.......................  $   --    $    --    $   318    $   318    $    --
                                        ======    =======    =======    =======    =======
  Issuance of common and preferred
     stock in exchange for notes
     receivable.......................  $   --    $    --    $   113    $   113    $    30
                                        ======    =======    =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                                   SAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SAGE AND SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

     Sage, Inc. ("Sage") was established in California in May 1994 and re-incorporated in Delaware in May 1999. Sage designs, develops and markets digital display processors. Sage offers a family of display signal processing solutions that provide display processing, highly integrated analog-to-digital conversion, signal reformatting and color processing and that are compatible with all commercially available display signal modes and display types. Sage has established a wholly owned subsidiary located in Bangalore, India.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts. Actual results could differ from those estimates.

CONSOLIDATION

     The financial statements herein presented include the results and financial position of Sage and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

FOREIGN EXCHANGE

     The functional currency of Sage is the U.S. dollar and the functional currency of its subsidiary is the Indian rupee.

     Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and remeasurement of foreign currency denominated accounts are included in the determination of net income in the year in which they occur and were not material for the years ended March 31, 1997, 1998 and 1999.

     The financial statements of the subsidiary company are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, shareholders' equity at the historical rates of exchange, and income and expense amounts at the average monthly exchange rate during the year. The translation differences were not material for the three years ended March 31, 1997, 1998 and 1999.

REVENUE RECOGNITION

     Revenue is recognized upon product shipment except for shipments to distributors with right of return, in which case revenues are deferred until the distributor resells the inventories.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

                                   SAGE, INC.

CASH AND CASH EQUIVALENTS

     Sage considers all highly liquid debt instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. Currently all deposits are in short-term deposit and money market accounts with various banks.

INVENTORIES

     Inventories are stated at the lower of cost, determined on first-in, first-out ("FIFO") basis, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally of three years.

IMPAIRMENT OF LONG-LIVED ASSETS

     Sage reviews long-lived assets based upon a gross cash flow basis and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Based on its most recent analysis, the Company believes that there was no impairment of its property and equipment as of March 31, 1999.

INCOME TAXES

     Sage accounts for income taxes under the asset and liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

STOCK-BASED COMPENSATION

     Sage accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board's Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Under APB 25 and subject to certain conditions, deferred compensation is recognized based on the excess, if any, of the estimated fair market value of Sage's stock on the date of grant and the amount an employee must pay to acquire the stock. Deferred compensation is amortized over the vesting period on an accelerated basic using the model presented in paragraph 24 of FASB Interpretation No. 28. Accordingly, the percentages of the deferred compensation amortized in the first, second, third and fourth years following the option grant date are 52%, 27%, 15% and 6%, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain of Sage's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

                                   SAGE, INC.

COMPREHENSIVE INCOME

     In the fiscal year ended March 31, 1999, Sage adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners. For the years ended March 31, 1997, 1998 and 1999, the comprehensive loss did not differ significantly from the net loss.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal years beginning after June 15, 2000. Sage anticipates that, due to its limited use of derivative instruments, the adoption of SFAS 133 will not have a significant effect on Sage's results of operations or its financial position.

BASIC AND DILUTED NET LOSS PER SHARE

     Basic net loss per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is calculated using the weighted average number of outstanding shares of common stock plus dilutive common stock equivalents. Shares of common stock that are subject to Sage's right to repurchase are excluded from the basic and diluted net loss per share computations. Options and warrants to purchase shares, and convertible preferred stock outstanding were not included in the computation of diluted net loss per share, as their effect was antidilutive for the periods presented. Therefore, both the basic and diluted net loss per share computations resulted in the same number and there were no reconciling items.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     The pro forma net loss per share is calculated assuming that all outstanding shares of convertible preferred stock are converted into common stock at the beginning of the periods presented, or on the date of issuance of the Preferred Stock, whichever is later.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     If the offering is consummated, all shares of convertible preferred stock outstanding will automatically convert into an aggregate of 3,183,242 shares of common stock. The pro forma effect of this conversion has been reflected in the accompanying financial statements as of September 30, 1999.

INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet as of September 30, 1999, the consolidated statements of operations and of cash flows for the six months ended September 30, 1998 and 1999 and the consolidated statement of stockholders' equity for the six months ended September 30, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis

                                   SAGE, INC.

as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. The data disclosed in the notes to the consolidated financial statements as of such dates and for such periods are unaudited.

NOTE 2 -- BALANCE SHEET ACCOUNTS (IN THOUSANDS):

                                                              MARCH 31,
                                                           ----------------    SEPTEMBER 30,
                                                            1998      1999         1999
                                                           ------    ------    -------------
                                                                                (UNAUDITED)
Accounts receivable:
  Accounts receivable....................................  $  248    $  893       $2,310
  Less: allowance for doubtful accounts..................     (18)      (89)         (89)
                                                           ------    ------       ------
                                                           $  230    $  804       $2,221
                                                           ======    ======       ======
Inventories:
  Raw materials..........................................  $   12    $   71       $   29
  Finished goods.........................................      56       341           33
                                                           ------    ------       ------
                                                           $   68    $  412       $   62
                                                           ======    ======       ======
Property and equipment:
  Equipment, computers and software......................  $  504    $  725       $1,425
  Furniture and fixtures.................................     128       121          121
                                                           ------    ------       ------
                                                              632       846        1,546
  Less: accumulated depreciation and amortization........    (164)     (414)        (626)
                                                           ------    ------       ------
                                                           $  468    $  432       $  920
                                                           ======    ======       ======
Accrued expenses and other liabilities:
  Margin on deferred sales to distributors...............  $  323    $  171       $  171
  Other deferred revenue.................................     350       169           --
  Accrued compensation costs.............................     309       512          138
  Reserve for adverse purchases commitment...............     146        33           40
  Accrued warranty.......................................      61        61           60
  Advances from shareholders.............................      31        --           --
  Payable on development projects........................      --       192          380
  Commission payable to sales agents.....................      --        62           99
  Deferred payment for software purchased................      --        --          299
  Other accruals.........................................     237       552          517
                                                           ------    ------       ------
                                                           $1,457    $1,752       $1,704
                                                           ======    ======       ======

NOTE 3 -- LINE OF CREDIT:

     As of March 31, 1999, Sage had a credit facility with a bank which allowed Sage to borrow up to $2,000,000 or $600,000 plus 85% of eligible accounts receivable, whichever is less, at an interest rate of 0.5% plus prime rate (8.5% per annum on March 31, 1999). The credit facility expires on June 30, 2000 and is secured by all of Sage's assets. As of March 31, 1999, Sage did not have any borrowings outstanding under the credit facility. The line of credit requires Sage to achieve certain financial ratios and operating results. At September 30, 1999, Sage was in compliance with the covenants.

                                   SAGE, INC.

     Sage issued six year warrants to subscribe for 25,000 shares of Series D preferred stock at an exercise price of $3.861 per share to the bank in connection with the credit facility received. The warrants were valued at $30,000 which was included as interest expense.

NOTE 4 -- NOTES PAYABLE:

     In August 1997, Sage issued $500,000 of unsecured redeemable notes bearing interest at 8% per annum, payable quarterly. The Notes carried three year warrants to subscribe for 100,000 shares of Series D preferred stock at $4.80 per share, expiring May 15, 2001. In May 1998, in conjunction with the closing of the Series D round of financing, $310,000 of the Notes, together with $8,000 of accrued interest thereon, were converted into Series D preferred stock, and the remaining notes, together with accrued interest of $6,000, were repaid. Warrants were valued at $50,000, which was included as interest expense.

NOTE 5 -- INCOME TAXES:

     There was no income tax provision for the years ended March 31, 1997, 1998 and 1999 because operations resulted in pre-tax losses. As of March 31, 1999, Sage had net operating loss carryforwards of approximately $5,125,000 for federal income tax purposes. These losses are available to reduce taxable income and expire from 2010 through 2019. Because of certain changes in the ownership of Sage, there is a limitation on the use of the net operating loss carryforwards of approximately $800,000 per year pursuant to Section 382 of the Internal Revenue Code.

     Deferred tax assets at March 31, 1997, 1998 and 1999 relate primarily to net operating losses, inventory reserves and accruals. A valuation allowance has been provided in an amount equal to these assets due to the uncertainty of their realization.

     The following is an analysis of Sage's deferred tax assets:

                                                              MARCH 31,
                                                    -----------------------------
                                                     1997       1998       1999
                                                    -------    -------    -------
                                                           (IN THOUSANDS)
Net operating loss carryforward...................  $    71    $   700    $ 1,895
Inventory reserve.................................      195        258        360
Accrued liabilities not currently deductible......      159        512        665
                                                    -------    -------    -------
                                                        425      1,470      2,920
Deferred tax assets valuation allowance...........     (425)    (1,470)    (2,920)
                                                    -------    -------    -------
                                                    $    --    $    --    $    --
                                                    =======    =======    =======

                                   SAGE, INC.

NOTE 6 -- NET LOSS PER SHARE:

     The following table sets forth the computations of basic and diluted net loss per share for the periods indicated:

                                                                           SIX MONTHS
                                         YEAR ENDED MARCH 31,         ENDED SEPTEMBER 30,
                                     ----------------------------    ----------------------
                                      1997      1998       1999       1998         1999
                                     ------    -------    -------    -------    -----------
                                           (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                                                          (UNAUDITED)
Numerator:
Net loss...........................  $ (708)   $(2,775)   $(4,751)   $(2,616)     $(4,021)
Denominator:
Weighted average common stock
  shares outstanding...............   2,246      2,578      2,841      2,716        3,290
Less weighted average restricted
  common stock shares subject to
  the company's repurchase
  option...........................                          (461)      (272)        (337)
                                     ------    -------    -------    -------      -------
Shares used in computing basic and
  diluted net loss per share.......   2,246      2,578      2,380      2,444        2,953
                                     ======    =======    =======    =======      =======
Basic and diluted net loss per
  share............................  $(0.32)   $ (1.08)   $ (2.00)   $ (1.07)     $ (1.36)
                                     ======    =======    =======    =======      =======

NOTE 7 -- SHAREHOLDERS' EQUITY:

COMMON STOCK

     As of September 30, 1999 Sage is authorized to issue up to 23,000,000 shares of common stock. Of the shares authorized, 1,666,666 shares of common stock have been reserved for issuance under the Sage's employee stock option plans.

RESTRICTED COMMON STOCK

     Certain shares of common stock were sold to the founders and other investors under the term of a restricted stock purchase agreement in May 1998. These agreements contain provisions for the repurchase of unvested shares by Sage for individuals who terminate employment prior to full vesting. The common stock subject to repurchase will vest over four years.

     As a condition to the issuance of Series D preferred stock in May 1998, certain founders entered into stock restriction agreements with Sage pursuant to which 1.37 million of the outstanding common shares were restricted and were made subject to monthly vesting (over a 4 year period beginning when the shares were originally issued and ending in April 2000) based on the founders continued employment with Sage. Under the terms of the restricted stock agreement, Sage has the right to repurchase the unvested shares at the original issuance price in the event the founder ceases to be an employee of Sage. Sage recorded deferred stock compensation amounting to $393,000 for the shares covered under the restricted stock agreement. The deferred amount is recognized as compensation expense over the vesting period on an accelerated basis. During the fiscal year ended March 31, 1999 and the six months ended September 30, 1999, such compensation expense included in stock compensation in the statement of operations amounted to $274,000 and $58,000 (unaudited), respectively.

                                   SAGE, INC.

     As of March 31, 1999, Sage had a total of 397,145 shares of common stock subject to repurchase rights.

CONVERTIBLE PREFERRED STOCK

     Sage is authorized to issue 10,000,000 shares of convertible preferred stock without par value, of which 886,666, 83,333, 266,666 and 2,000,000 shares were designated Series A, B, C and D preferred stock, respectively. At March 31, 1999, Sage had issued 886,666, 83,333, 59,233 and 1,534,962 shares of Series A,
B, C and D preferred stock, respectively.

     Of the preferred stock shares authorized, 100,000, 62,859 and 25,000 shares have been reserved for issuance of Series D preferred shares for the warrants issued in connection with the issuance of the 8% unsecured redeemable notes, the Series D preferred stock and a credit facility, respectively. The outstanding warrants have a weighted average remaining contractual life of 2.23 years, and a weighted average exercise price of $4.35 per share.

     All warrants are issued with exercise price equal to fair value of respective preferred stock at issuance dates and are exercisable upon issuance. The weighted average fair value of warrant issued during fiscal year 1999 was $1.04. The fair value of each warrant was determined using the Black-Scholes model with the following assumptions: dividend yield of 0%, risk-free interest rate of 5% to 6%, a term equal to the period of the warrant and a volatility factor of 65%.

     In connection with the sale of Series D preferred stock, Sage issued three year warrants to subscribe for 62,859 shares of Series D preferred stock at $3.861 per share.

     The rights, preferences and privileges of Sage's preferred stock are as follows:

     Dividends. Holders of Series A, B, C and D preferred stock are entitled to receive noncumulative annual dividends of $0.06, $0.48, $0.54 and $0.30 per share, respectively, when and if declared by the board of directors. Sage may not distribute to common shareholders until the dividends for preferred stock have been paid. No dividends on preferred stock or common stock have been declared by the board of directors since inception.

     Conversion. Each share of Series A, B, C and D preferred stock outstanding is convertible at the option of the holder into common stock, subject to adjustment for dilution. Such conversion is automatic upon the completion of a public offering with aggregate proceeds of not less than $7,500,000.

     The conversion ratio of preferred stock into shares of common stock is:

Series A...........................  1.000 = 1.000
Series B...........................  1.000 = 1.580
Series C...........................  1.000 = 1.778
Series D...........................  1.000 = 1.017
Series E...........................  1.000 = 1.000

     Voting. Each share of Series A, B, C and D preferred stock entitles its holder to one vote for each common share into which the shares would convert.

     Liquidation. In the event of a liquidation, dissolution or winding up of Sage, the holders of A, B, C and D preferred stock are entitled to be paid, in preference to common shareholders, a per share distribution of $0.57, $6.00, $6.75 and $3.87, respectively, plus all declared but unpaid

                                   SAGE, INC.

dividends. After payment to the holders of preferred stock, the remaining assets and funds of Sage shall be distributed ratably to the holders of common stock and preferred stock on an as if converted basis until the holders of the Series A, B, C and D preferred stock shall have received an aggregate of $1.092, $18.00, $20.25 and $11.613 per share, respectively (in each case, including the aforesaid liquidation preference). Thereafter, any remaining assets shall be distributed ratably to the holders of common stock.

NOTE 8 -- STOCK OPTIONS:

     In September 1995 the stockholders of Sage approved the 1995 Stock Plan. In November 1997 the shareholders of Sage approved the 1997 Stock Plan, terminating the 1995 Plan and transferring the balance of the option pool from the 1995 Stock Plan to the 1997 Stock Plan. In the fiscal year ended March 31, 1999, Sage cancelled all options outstanding under the 1995 Stock Plan and reissued them under the 1997 Stock Plan.

     Under the 1997 Stock Plan, nonqualified and incentive stock options may be granted at prices not less than 85% and 100%, respectively, of the fair market value at the date of grant, as determined by the board of directors. However, the option price granted to a person who owns stock greater than 10% of the total combined voting power of all classes of stock of Sage shall not be less than 110% of the fair market value on the date of grant. Options granted under the 1997 Stock Plan vest over five years or at such rate as may be determined by the board of directors. The options are exercisable during the period the participant has the same relationship with Sage as an employee, consultant or outside director as the participant had when the option was granted and within 90 days after the termination of the relationship, but not longer than ten years after the date the option is granted.

     In May 1998 the board of directors repriced all outstanding option grants with an exercise price in excess of $0.57 per share. The number of repriced stock options was 966,320.

     During the fiscal year ended March 31, 1999, Sage granted options for the purchase of 306,181 shares of common stock to employees at a weighted average exercise price of $0.69 per share. Management recognized deferred compensation of $2,216,000 related to options repriced or granted during the year ended March 31, 1999. The estimates of the fair value of common stock used to calculate deferred compensation increased from $2.40 per share in April 1998 to $4.26 per share in March 1999. These estimates were based on several factors including the per share price of the Series D and E preferred stock issuances, discounts to reflect the value of the preferences and improved operating results of the Company over that period. In addition, the Company recorded deferred compensation of $393,000 related to restrictions placed on common shares of founders as described in Note 6 above. Such deferred compensation is being amortized on an accelerated basis over the vesting period, generally four years. The amortization of deferred compensation for the year ended March 31, 1999 and the six months ended September 30, 1999 amounted to $1,596,000 and $367,000 (unaudited).

     Had compensation cost for the Sage's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS 123, the effect on fiscal 1997, 1998, and 1999 net losses would have been immaterial. The fair value of each option grant during the fiscal years ended March 31, 1997, 1998 and 1999 is estimated on the date of grant using the Black-Scholes method with the following assumptions: dividend yield of 0%, risk-free interest rate of 6.40%, 5.95% and 4.96%, respectively, a weighted average expected option term of five years, and a volatility factor of 0. The weighted average value per share under SFAS 123 of options granted during the fiscal years 1997, 1998 and 1999 were $0.24, $0.37 and $1.71, respectively.

                                   SAGE, INC.

     The plans' activities for the years ended March 31, 1997, 1998 and 1999 and the six months ended September 30, 1999 are as follows:

                                                                   OPTIONS OUTSTANDING
                                                            ----------------------------------
                                                                                      WEIGHTED
                                                SHARES      NUMBER                    AVERAGE
                                               AVAILABLE      OF         PRICE        EXERCISE
                                               FOR GRANT    SHARES     PER SHARE       PRICE
                                               ---------    ------    ------------    --------
                                                 (IN THOUSANDS)
Balance at March 31, 1996....................      633         34     $       0.57     $ 0.57
Options granted..............................     (341)       341     $0.57-$ 3.00     $ 1.02
                                                ------      -----
Balance at March 31, 1997....................      292        375     $0.57-$ 3.00     $ 1.02
Increase in option pool, net.................      691         --               --         --
Options granted..............................     (953)       953     $0.57-$ 3.00     $ 2.61
Options canceled.............................      218       (218)    $0.57-$ 3.00     $ 3.00
                                                ------      -----
Balance at March 31, 1998....................      248      1,110     $0.57-$ 3.00     $ 1.98
Increase in option pool, net.................      166         --               --         --
Options granted..............................   (1,272)     1,272     $0.57-$ 9.00     $ 0.69
Options exercised............................       --       (571)    $0.57-$ 3.60     $ 0.57
Options canceled.............................      966       (966)    $0.57-$ 9.00     $ 1.11
                                                ------      -----
Balance at March 31, 1999....................      108        845     $0.57-$ 9.00     $ 0.75
Increase in option pool......................      713         --               --         --
Options granted (unaudited)..................     (336)       336     $5.10-$12.00     $ 8.08
Options exercised (unaudited)................       --        (71)    $       0.57     $ 0.57
Options cancelled (unaudited)................       94        (94)    $0.57-$12.00     $ 2.81
                                                ------      -----
Balance at September 30, 1999 (unaudited)....      579      1,016     $0.57-$ 9.00     $ 3.00
                                                ======      =====     ============     ======

     The following table summarizes information about stock options outstanding at March 31, 1999:

                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
----------------------------------------------------   -------------------------
                               WEIGHTED
                                AVERAGE     WEIGHTED                    WEIGHTED
               NUMBER OF       REMAINING    AVERAGE      NUMBER OF      AVERAGE
 EXERCISE       OPTIONS       CONTRACTUAL   EXERCISE      OPTIONS       EXERCISE
  PRICES      OUTSTANDING        LIFE        PRICE      EXERCISABLE      PRICE
 --------    --------------   -----------   --------   --------------   --------
             (IN THOUSANDS)                            (IN THOUSANDS)
      $0.57       710            9.22        $0.57          259          $0.57
      $1.05        36            9.55        $1.05           --             --
      $1.50        70            9.79        $1.50           --             --
      $1.95        24            9.88        $1.95           --             --
      $9.00         5            9.96        $9.00           --             --
                  ---                                       ---
$0.57-$9.00       845            9.30        $0.75          259          $0.57
                  ===                                       ===

NOTE 9 -- EMPLOYEE BENEFITS PLAN:

     Sage has a salary savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, participating employees may defer up to 15% of their pretax salary, but not more than statutory limits. There were no matching contributions for the years ended March 31, 1997, 1998 and 1999.

                                   SAGE, INC.

NOTE 10 -- SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

     Two customers represented 37% and 17% of revenues for the year ended March 31, 1997. Three customers represented 44%, 20% and 17% of revenues for the year ended March 31, 1998. One customer represented 49% of revenues for the year ended March 31, 1999. Three customers represented 32%, 18% and 15% of the accounts receivable balance at March 31, 1998. Three customers represented 25%, 15% and 13% of the accounts receivable balance at March 31, 1999.

     Financial instruments that potentially subject Sage to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. Ongoing credit evaluations are performed and reserves for potential credit losses are maintained. Certain sales were made under letters of credit, which further reduces Sage's overall credit risk.

NOTE 11 -- SEGMENT AND GEOGRAPHIC INFORMATION:

     Sage operates in one reportable segment which is the development and sales of display processors and accompanying software to support the display industry.

     Sage has operations in the United States and India. The India operation was established in January 1996. The results of the India operation for the years ended March 31, 1997, 1998 and 1999 and its total assets as of the respective dates were not material to Sage's consolidated financial statements.

     Sage sells its products primarily in the United States and to the Asia Pacific region. Revenues by geographic location based on the country of the customer were as follows:

                                                          YEAR ENDED MARCH 31,
                                                       --------------------------
                                                        1997      1998      1999
                                                       ------    ------    ------
                                                             (IN THOUSANDS)
United States........................................  $1,758    $1,495    $2,131
Taiwan...............................................      --        --     3,535
Other Asia Pacific countries.........................      --        --     1,365
Europe...............................................      --        --       101
                                                       ------    ------    ------
                                                       $1,758    $1,495    $7,132
                                                       ======    ======    ======

NOTE 12 -- COMMITMENTS:

     Sage leases its facilities under noncancelable operating leases which expire on various dates through September 2000. Future minimum lease payments as of March 31, 1999 are as follows:

                                        OPERATING
            FISCAL YEAR                   LEASES
            -----------               --------------
                                      (IN THOUSANDS)
2000................................       $218
2001................................        106
                                           ----
Total minimum lease payments........       $324
                                           ====

     Total rent expenses under operating leases for fiscal years 1997, 1998 and 1999 were $48,000, $84,000 and $150,000, respectively.

                                   SAGE, INC.

NOTE 13 -- SUBSEQUENT EVENT:

     In May 1999 Sage sold 492,333 shares of Series E preferred stock for an aggregate of $2.9 million.

     On July 24, 1999, Sage entered into a joint license and development agreement with Faroudja under which Sage issued 375,000 shares of common stock to Faroudja in exchange for $500,000 cash and a limited exclusive license to certain of Faroudja's video processing and image enhancement technologies. Under the terms of the agreement, the licensed technologies can only be used to develop new chip solutions that incorporate both Faroudja's and Sage's technologies. The in-process technology was valued at 375,000 shares, issued at $8.00 per share, less the cash receipt of $500,000. As a result of that transaction, Sage recorded an expense of $2.5 million relating to in-process research and development during the six months ended September 30, 1999.

     On October 1, 1999, Sage implemented a three-for-one reverse stock split. Shares and per share amounts have been retroactively restated for all periods presented.

                                  [SAGE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                               AMOUNT*
                                                              ----------
Securities and Exchange Commission Filing Fee...............  $    9,591
NASD Filing Fee.............................................       3,950
Nasdaq National Market Listing Fee..........................      95,000
Accounting Fees and Expenses................................     230,000
Blue Sky Fees and Expenses..................................       3,000
Legal Fees and Expenses.....................................     300,000
Transfer Agent and Registrar Fees and Expenses..............      10,000
Printing Expenses...........................................     330,000
Miscellaneous Expenses......................................      18,459
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========

-------------------------
* All amounts are estimates except the Commission filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for indemnification of its directors, executive officers, employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's certificate of incorporation (Exhibit 3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the registration statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant intends to obtain in conjunction with the effectiveness of the registration statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the period from August 19, 1996 to August 19, 1999, the Registrant has issued and sold the following unregistered securities:

          (1) On September 30, 1996, Registrant issued an aggregate of 886,666 shares in a private placement of its Series A Preferred Stock at a purchase price of $0.564 per share, for cash in the aggregate amount of $500,080, to investors.

          (2) On February 10, 1997, Registrant issued an aggregate of 382,978 shares in a private placement of its common stock, at a purchase price of $0.564 per share, for cash in the aggregate amount of $216,000, to investors.

          (3) On March 11, 1997, Registrant issued an aggregate of 270,333 shares in a private placement of its common stock for an aggregate purchase price of $811,000 to officers, directors and consultants and investors.

          (4) On July 30, 1997, Registrant issued an aggregate of 125,000 shares in a private placement of its common stock for an aggregate purchase price of $271,564 to officers, directors and consultants.

          (5) On September 4, 1997, Registrant issued 1,461,454 shares of warrants to purchase up to 100,000 shares of our common stock for a price of $1.60 to employees, directors and consultants.

          (6) On January 29, 1998, Registrant issued 83,333 shares in a private placement of its Series B Preferred Stock at a purchase price of $6.00 per share, for cash in the aggregate amount of $500,000, to Krishnan Shah Limited Family Partnership and 59,233 shares of its Series C Preferred Stock at a purchase price of $6.75, for cash in the aggregate amount of $399,825 to Grand Wide Technology Ltd. and Richview Ltd.

          (7) On May 1 and May 15, 1998, Registrant issued 1,245,537 shares in a private placement of its Series D Preferred Stock at a purchase price of $3.86, for cash in the aggregate amount of $4,809,021 to 28 investors.

          (8) On May 1, 1999, Registrant issued 487,333 shares in a private placement of its Series E Preferred Stock at a purchase price of $6.00 per share, for cash in the aggregate amount of $2,924,000 to 47 accredited investors pursuant to Rule 506 of Regulation D.

          (9) On July 27, 1999, Registrant issued 375,000 shares in a private placement of its common shares to Faroudja Laboratories, Inc. in a transaction valued at $12.00 per share in exchange for an aggregate amount of $500,000 and certain licensed technology from Faroudja.

     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     The exhibits are as set forth in the Exhibit Index.

(b) FINANCIAL STATEMENT SCHEDULES

     None.

     Schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 4th day of November, 1999.


                                          SAGE, INC.

                                          By:  /s/ CHANDRASHEKAR M. REDDY
                                            ------------------------------------
                                              Chandrashekar M. Reddy
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, Amendment No. 4 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
            /s/ CHANDRASHEKAR M. REDDY                President, Chief Executive    November 4, 1999
---------------------------------------------------      Officer and Director
              Chandrashekar M. Reddy                 (Principal Executive Officer)

              /s/ SIMON P. WESTBROOK*                   Chief Financial Officer     November 4, 1999
---------------------------------------------------    (Principal Financial and
                Simon P. Westbrook                        Accounting Officer)

              /s/ MICHAEL A. GUMPORT*                          Director             November 4, 1999
---------------------------------------------------
                Michael A. Gumport

               /s/ N. DAMODAR REDDY*                           Director             November 4, 1999
---------------------------------------------------
                 N. Damodar Reddy

                 /s/ KENNETH TAI*                              Director             November 4, 1999
---------------------------------------------------
                    Kenneth Tai

         * By: /s/ CHANDRASHEKAR M. REDDY
    -------------------------------------------
              Chandrashekar M. Reddy
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DOCUMENT
-------                             --------
 1.1      Form of Underwriting Agreement+
3.1       Certificate of Incorporation of the Registrant
 3.2      Registrant's Bylaws
 4.1      Reference is made to Exhibit 3.1
 4.2      Series D Investors' Rights Agreement dated May 1, 1998 with certain Investors+
 4.3      Series E Investors' Rights Agreement dated May 1, 1999 with certain Investors+
 4.4      Faroudja Laboratories, Inc. Investors' Rights Agreement
          dated July 27, 1999+
 4.5      Specimen Stock Certificate of Registrant
 5.1      Opinion of Morrison & Foerster LLP as to the legality of the
          Common Stock being registered.
10.1      Form of Indemnification Agreement between the Company and
          each of its Officers and Directors+
10.2      Registrant's 1997 Stock Option Plan+
10.3      Faroudja Laboratories, Inc. Joint Development and License
          Agreement dated July 27, 1997+
10.4      Master Distributor Agreement with Avnet, Inc.+
10.5      Authorized Reseller Agreement with Reptron Electronics,
          Inc.+
10.6      Authorized Reseller Agreement with Jaco Electronics, Inc.+
10.7      Hardware Distribution Agreement with Bell Microproducts,
          Inc.+
10.8      Form of Representative Agreement+
10.9      Credit Agreement with General Bank+
21.1      List of Subsidiaries+
23.1      Consent of Morrison & Foerster LLP. Reference is made to
          Exhibit 5.1.
23.2      Consent of PricewaterhouseCoopers LLP
24.1      Powers of Attorney. Reference is made to the signature page hereof.
27.1      Financial Data Schedule+


---------------

 + Exhibit previously filed.